UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Reynolds American Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2005
Dear Shareholder:
      You are cordially invited to attend the 2005 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern time), on Friday, May 6, 2005, in the RJR Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.
      At this year’s annual meeting, you will be asked to elect four Class I directors, approve the Reynolds American Inc. Long-Term Incentive Plan, ratify the appointment of KPMG LLP as independent auditors for RAI’s 2005 fiscal year and consider three shareholder proposals, if presented by their proponents. Your Board of Directors unanimously recommends a vote FOR the Class I directors nominated for election by the Board, FOR approval of the Reynolds American Inc. Long-Term Incentive Plan, FOR ratification of the appointment of KPMG LLP as independent auditors and AGAINST the three shareholder proposals. Accordingly, please give careful attention to these proxy materials.
      It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, you may vote your shares using a toll-free telephone number or the Internet, or you may complete, sign, date and return the accompanying proxy card in the enclosed envelope. Instructions regarding all three methods of voting are contained on the proxy card.
      Attendance at the annual meeting will be limited to our shareholders as of the record date of March 8, 2005, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 8, 2005, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.
      We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.
      For our shareholders who have not yet elected to do so, we are offering again the opportunity during this year’s voting process to elect to view future annual reports and proxy materials on the Internet, rather than receive paper copies in the mail. This service will support our efforts to reduce printing and postage costs. For further information concerning electronic delivery of documents, see the discussion under the heading “Information about the Annual Meeting and Voting — Can I access RAI’s proxy materials and annual reports electronically?” in the proxy statement.
      If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).
      Thank you for your support and continued interest in RAI.

Sincerely,

Andrew J. Schindler
Chairman

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held On Friday, May 6, 2005

March 24, 2005
To our Shareholders:
      The 2005 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern time), on Friday, May 6, 2005, in the RJR Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect four Class I directors to serve until the 2008 annual meeting of shareholders;

(2)	to approve the Reynolds American Inc. Long-Term Incentive Plan;

(3)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2005 fiscal year;

(4)	to act on three shareholder proposals, if presented by their proponents; and

(5)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.
      Only holders of record of RAI’s common stock as of the close of business on March 8, 2005, are entitled to notice of and to vote at the 2005 annual meeting of shareholders of RAI.
      Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

ii

Information about the Annual Meeting and Voting
       The Board of Directors of Reynolds American Inc. (“RAI” or the “Company”) is soliciting your proxy to vote at our 2005 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2005 annual meeting. Please read it carefully.
      For ease of reading, we use certain defined terms in this proxy statement. As with the terms defined in the first sentence of the previous paragraph, defined terms appear in quotations and parentheses when they are initially defined. Defined terms are capitalized when they are subsequently used in this document.
      We began mailing this proxy statement and the enclosed proxy card on or about March 24, 2005, to all shareholders entitled to vote. We also mailed RAI’s 2004 annual report to shareholders, together with RAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities Exchange Commission (the “SEC”), along with this proxy statement.
When and where will the annual meeting be held?
      The date, time and place of our 2005 annual meeting is set forth below:

Date:	Friday, May 6, 2005
Time:	9:00 a.m. (Eastern time)
Place:	RJR Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina 27102
What is required to attend the annual meeting?
      Attendance at our 2005 annual meeting will be limited to our shareholders as of the record date of March 8, 2005, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina, 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 8, 2005, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, but not mailed to you in advance of the meeting.
      We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.
      If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI at least one week before our meeting at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.
What is the purpose of the annual meeting?
      At our 2005 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting, including the election of directors, the approval of the Reynolds American Inc. Long-Term Incentive Plan (the “LTIP”), ratification of the selection of the Company’s independent auditors, and three shareholder proposals, if such proposals are presented by their proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?
      The Board recommends a vote:

•	for the election of all nominees as Class I directors,

•	for the approval of the LTIP,

•	for the ratification of the selection of KPMG LLP as our independent auditors for the Company’s 2005 fiscal year,

•	against the three shareholder proposals described on pages 47 to 53 of this proxy statement, and

•	for or against any other matters that come before the annual meeting, as the proxy holders deem advisable.
Who is entitled to vote at the annual meeting?
      Shareholders who owned RAI common stock at the close of business on March 8, 2005, the record date, are entitled to vote. As of the record date, we had 147,380,799 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.
Is there a difference between holding shares “of record” and holding shares in “street name”?
      Yes. If your shares are registered directly in your name with RAI’s transfer agent (The Bank of New York), then you are considered to be the shareholder “of record” with respect to those shares, and these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.
How many votes must be present to hold the annual meeting?
      A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares, and the beneficial owner fails to provide the nominee with such instructions.
How can I vote my shares?
      You may vote in person at the 2005 annual meeting or by proxy. A proxy is another person whom you designate to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then there are three ways to vote by proxy:

•	By telephone — You can vote by telephone by calling (800) 690-6903 (toll-free) on a touch-tone telephone and following the instructions on the proxy card,

•	By Internet — You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen, or

•	By mail — You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.
      If you are a beneficial owner, then you have the right to direct your nominee on how to vote. Your nominee has enclosed a voting instruction card for you to use in providing voting directions. Note that telephone and Internet voting also will be offered to beneficial owners by certain nominees.
If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?
      If you participate in the Reynolds American Capital Investment Plan (the “CIP”) or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), then your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RAI common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.
What are my choices when voting?
      You may specify whether your shares should be voted for all, some or none of the nominees for election as Class I directors. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.
What if I do not specify how I want my shares voted?
      If you vote by proxy, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. If you hold your shares in street name and do not provide your nominee with voting instructions, then whether your shares will be voted depends upon the particular item being submitted for shareholder approval. Please see the discussion below under “— How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.
      If any other matter is presented at our 2005 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.
Can I change my proxy?
      Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

If I want to vote my shares in person at the annual meeting, what must I do?
      If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.
How many votes are required to elect directors and adopt the other proposals?
      The required number of votes depends upon the particular item to be voted upon:

Item	Vote Necessary*

• Item 1: Election of Class I Directors	Directors are elected by a “plurality” vote of shares cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority to be elected.
• Item 2: Approval of the LTIP	Approval requires the affirmative vote of a majority of the shares cast at the meeting.
• Item 3: Ratification of appointment of independent auditors	Approval requires the affirmative vote of a majority of the shares cast at the meeting.
• Items 4-6: Shareholder proposals	Approval requires the affirmative vote of a majority of the shares cast at the meeting.

*	Under rules of the New York Stock Exchange (the “NYSE”), if you hold your shares in street name, then your broker is permitted to vote your shares on Items 1 and 3 even if it does not receive voting instructions from you. Under NYSE rules, your broker may not vote your shares on Item 2 and Items 4 through 6 without instructions from you. Without your voting instructions, a broker non-vote will occur on Item 2 and Items 4 through 6. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as a vote cast in favor of or against a proposal.
Who counts the votes?
      We will retain an independent party, ADP Investor Communication Services, Inc., to receive and tabulate the proxies, and to serve as an inspector of election to certify the results.
Are votes confidential?
      The votes of all shareholders will be held in confidence from directors, officers and employees of the Company, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?
      Preliminary voting results will be announced at the 2005 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2005, which we will file with the SEC. A copy of this Quarterly Report on Form 10-Q will be available on our web site.
Can I access RAI’s proxy materials and annual report electronically?
      Yes. The proxy statement and our 2005 Annual Report on Form 10-K are available on our web site at www.reynoldsamerican.com.
      Also, instead of receiving by mail paper copies of documents issued by RAI in the future, including, without limitation, prospectuses, annual reports, proxy materials and other routine Company filings, shareholders can elect to receive an e-mail that will provide electronic links to these documents. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.
      If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site www.icsdelivery.com/rjr, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.reynoldsamerican.com.
      By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.
Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?
      Yes. SEC rules allow us to send a single copy of each of our future annual reports and proxy statements to two or more of our shareholders sharing the same address (although you will receive a separate proxy card for each shareholder in the household), subject to certain conditions, in a process called “householding.” We encourage your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.
      This year, we have requested that nominees household to shareholders who share the same last name and address and hold their shares through a nominee, so that they will receive only one copy of the proxy statement and annual report per address. If you would like to receive a separate copy of these disclosure materials, please write to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, call us at (336) 741-5162, or go to the web site www.reynoldsamerican.com. If you hold your RAI common stock in nominee name, additional information regarding householding of disclosure documents should be forwarded to you by your nominee.
      Although we are not currently able to provide full householding to shareholders of record, if you are a shareholder of record, then you can reduce mailings to your household by agreeing to access future proxy statements and annual reports using the Internet. For further discussion of electronic delivery of documents, please refer to the discussion above under “— Can I access RAI’s proxy materials and annual report electronically?”
How will RAI solicit votes and who will pay for the proxy solicitation?
      We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.
Is a list of shareholders available?
      Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 28, 2005 to May 6, 2005. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27102 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact the Company’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27102 (phone: (336) 741-5162), to make necessary arrangements. In addition, the Company will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2005 annual meeting.
Who should I contact if I have questions about voting at the annual meeting?
      If you have any questions or need further assistance in voting your shares, please contact:
Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27102
(866) 210-9976 (toll-free)

The Board of Directors
Item 1: Election of Class I Directors
      The business and affairs of RAI are managed under the direction of your Board of Directors. The 12-person Board is divided into three classes of four directors each, serving staggered terms of three years. The Class I directors have a term ending on the date of the 2005 annual meeting, the Class II directors have a term ending on the date of the 2006 annual meeting, and the Class III directors have a term ending on the date of the 2007 annual meeting. Pursuant to the Company’s articles of incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board. The Company does not impose term limits on members of the Board, but expects that no director will be nominated for election to the Board following his or her 70th birthday.
      Each of the following persons currently serving on the Board as a Class I director has been nominated for re-election to such class at the 2005 annual meeting: Betsy S. Atkins, E.V. (Rick) Goings, Nana Mensah and Robert S. (Steve) Miller, Jr. If re-elected at the 2005 annual meeting, such persons will hold office until the 2008 annual meeting or until their successors have been elected and qualified.
      Pursuant to the terms of the Governance Agreement, dated July 30, 2004 (as amended, the “Governance Agreement”), by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation) (“B&W”) and British American Tobacco p.l.c., the parent corporation of B&W (“BAT”), B&W has designated Ms. Atkins as a nominee for re-election to the Board. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee (the “Governance Committee”) also has recommended Messrs. Goings, Mensah and Miller as nominees for re-election to the Board. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Antonio Monteiro de Castro and H.G.L. (Hugo) Powell (Class II directors) and Neil R. Withington (a Class III director). Although the Governance Agreement generally provides that the Board will be comprised of 13 persons, B&W has not yet exercised its right under the Governance Agreement to designate for nomination one additional person as a director.
      Your proxy will vote for each of the nominees for Class I directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.
      Your Board of Directors recommends a vote FOR the election of all nominees as Class I directors.

Biographies of Board Members
      Certain biographical information regarding the persons nominated for re-election to the Board at our 2005 annual meeting and regarding the other persons serving on the Board is set forth below:
  Director Nominees

Class I Directors (terms expiring in 2008)

Name	Age	Business Experience

Betsy S. Atkins	50	Ms. Atkins has been the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/ nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its Board of Directors, and served as its Worldwide Sales, Marketing and International Senior Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins commenced serving on the Board of RAI as of July 30, 2004. Ms. Atkins also serves on the board of directors of Polycom, Inc., UTStarcom, Inc., McDATA Corporation and Paychex, Inc., as well as a number of private companies. Ms. Atkins also is a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee and a Governor-appointed member of the Florida International University Board of Trustees.
E.V. (Rick) Goings	59	Mr. Goings has been Chairman and Chief Executive Officer of Tupperware Corporation, a worldwide direct-selling consumer products company, since October 1997, and served as its President and Chief Operating Officer from November 1992 until October 1997. Prior to joining Tupperware, Mr. Goings served at Avon Products Inc., a leading direct seller of beauty and related products, from 1985 to November 1992, where he held a number of senior management positions: in Europe as President of Avon Germany, in the Pacific Rim as Group Vice President and Senior Operating Officer, and ultimately in the United States as President of Avon USA. Mr. Goings commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company (“RJR”), from June 2002 to July 2004. Mr. Goings also is a member of the boards of directors of Tupperware Corporation, Circuit City Stores, Inc., Rollins College and SunTrust Bank, Central Florida N.A., and is the former National Chairman, and current Chairman-Elect, of the Board of Governors for the Boys and Girls Clubs of America.

Name	Age	Business Experience

Nana Mensah	52	Mr. Mensah has been the Chairman and Chief Executive Officer of ’XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He had served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004. Mr. Mensah was President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. He also was a management consultant from October 1999 to September 2000. Previously, Mr. Mensah served as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold under his auspices in October 1999. From 1994 until 1997, he served as Senior Vice President, Operations and Concept Development of PepsiCo Restaurants International, the international holding company, at that time, for KFC, Pizza Hut and Taco Bell. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is the Co-Chair of the Board of Advisors of the College of Human Environmental Sciences for the University of Kentucky, and is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the boards of trustees of the Lexington Philharmonic Society, God’s Pantry and the Children’s Miracle Network.

Name	Age	Business Experience

Robert S. (Steve) Miller, Jr.	63	Mr. Miller has been Chairman of the Board of Federal-Mogul Corporation, an auto parts supplier, since January 2004, and was interim Chief Executive Officer of Federal-Mogul from July 2004 to March 2005. Previously, he served in a number of corporate restructuring situations. Mr. Miller was Chairman and Chief Executive Officer of Bethlehem Steel Corporation, a global steel manufacturer, from September 2001 until December 2003, and served as Chairman of Federal-Mogul from September 2000 until October 2001 and as Chief Executive Officer from September 2000 until January 2001. From February 2000 until September 2000, Mr. Miller served as a special advisor to Aetna, Inc., a health insurer, and from November 1999 until February 2000, he served as President and a director of Reliance Group Holdings, Inc., a property and casualty insurance company. Mr. Miller served as President and Chief Executive Officer of Waste Management, Inc., a waste transporter, from August 1999 until November 1999 and as non-executive Chairman of the Board of Waste Management from July 1998 until May 1999. Mr. Miller commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from July 2003 to July 2004. Mr. Miller also is a member of the boards of directors of Federal-Mogul Corporation, United Air Lines, Inc., Symantec Corporation and Waste Management, Inc.
  Continuing Directors

Class II Directors (terms expiring in 2006)

Antonio Monteiro de Castro	59	Mr. Monteiro de Castro has been the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, since January 2004 and has served as a director of BAT since March 2002. He joined BAT in 1996 as the Regional Director for Latin America and the Caribbean. Previously, Mr. Monteiro de Castro served as Vice President of Souza Cruz SA, the Brazilian subsidiary of BAT, beginning in 1989. He became President and CEO of Souza Cruz SA, in 1991 and served in such capacity until 1995. Mr. Monteiro de Castro commenced serving on the Board of RAI as of July 30, 2004. He also is President of the Administrative Council, Souza Cruz SA, a member of the board of directors of British American Racing (Holdings) and a member of the board of the Getulio Vargas Foundation.

Name	Age	Business Experience

H.G.L. (Hugo) Powell	60	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of Interbrew AmBev, where he served as Chief Executive Officer since 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas since 1995. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004.
Joseph P. Viviano	66	Mr. Viviano served as the Vice Chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. Mr. Viviano commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. He also is a member of the boards of directors of Chesapeake Corporation, Huffy Corporation, Harsco Corporation and RPM International Inc.
Thomas C. Wajnert	61	Mr. Wajnert has been Managing Director of Fairview Advisors, LLC, a merchant bank, since January 2002. He was Chairman and Chief Executive Officer of SEISMIQ, Inc., a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December 2001. Mr. Wajnert also was the Chairman of, and a significant investor in, EPIX Holdings, Inc., a professional employer organization, from March 1998 until November 2003, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the Board from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December 1997, of AT&T Capital Corporation, a commercial finance and leasing company. He was self-employed from December 1997 to March 1998. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Wajnert also serves on the boards of directors of JLG Industries, Inc. and NYFIX, Inc.

Class III Directors (terms expiring in 2007)

Name	Age	Business Experience

John T. Chain, Jr.	70	General (Retired) Chain has been the Chairman of Thomas Group, Inc., an international management-consulting firm, since May 1998 and has been a member of the board of directors of Thomas Group, Inc. since May 1995. He served as the President of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, from January 1996 to January 2003. He also served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. General Chain commenced serving on the Board of RAI as of July 30, 2004, and served on the boards of directors of RJR from June 1999 to July 2004, RJR Nabisco, Inc. (now known as RJR) from 1994 to June 1999, and of Nabisco Group Holdings Corp. (the former parent of RJR) from 1994 to December 2000. General Chain also is a member of the boards of directors of ConAgra Foods, Inc., Northrop Grumman Corporation, Kemper Insurance and Thomas Group, Inc.
Susan M. Ivey	46	Ms. Ivey has been President and Chief Executive Officer of RAI since January 2004 and, since July 2004, Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI (“RJR Tobacco”). She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, Ms. Ivey held a number of positions, including Director of Marketing in China and Head of International Brands at BAT. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing, a position which she held until her appointment in 2001 as President and Chief Executive Officer of B&W. Ms. Ivey commenced serving on the Board of RAI as of January 2004. She also is a member of the board of directors of Bellarmine University, and is a member of The Committee of 200, an international organization of female chief executive officers, entrepreneurs and business leaders.

Name	Age	Business Experience

Andrew J. Schindler	60	Mr. Schindler has served as Non-Executive Chairman of RAI since February 2005. Mr. Schindler served as the Executive Chairman of RAI from January 2004 to January 2005, when he retired as an employee of RAI. He also served as Chief Executive Officer of RJR Tobacco from 1995 to July 2004, and as President and Chief Executive Officer of RJR from 1999 to July 2004. Mr. Schindler served as a director of RJR Tobacco from 1989 to July 2004, and as Chairman of the Board of RJR and RJR Tobacco from 1999 to July 2004. Mr. Schindler joined RJR in 1974. He became Senior Vice President — Operations of RJR Tobacco in 1989 and was elected Executive Vice President — Operations of RJR Tobacco in 1991. Mr. Schindler served as Chief Operating Officer of RJR Tobacco from 1994 until 1995 and as its President from 1994 until January 2002. He achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and Vietnam. Mr. Schindler serves on the board of directors of Arvinmeritor, Inc., and is a member of the Wake Forest University board of trustees and the boards of directors of Winston-Salem Business, Inc. and Idealliance, formerly the North Carolina Emerging Technology Alliance. He also currently serves as Chairman of the Winston-Salem Alliance.
Neil R. Withington	48	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000.
Governance Agreement
      In connection with the business combination transactions (the “Business Combination”) consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.

Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director, except that Mr. Schindler may be re-nominated for election without regard to his independence.

      The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.

• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.

• less than 15%	• no directors.
In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.
      For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”
      Pursuant to the Governance Agreement, because the Board has included all of B&W’s designees on management’s slate of nominees, and because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2005 annual meeting, BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Ms. Atkins and Messrs. Goings, Mensah and Miller) at the 2005 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.
Determination of Independence of Directors
      The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company,

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time,

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
      The foregoing director independence standards are set forth in the Company’s Corporate Governance Guidelines (the “Governance Guidelines”), which can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
      The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Betsy S. Atkins, John T. Chain, Jr., E.V. (Rick) Goings, Nana Mensah, Robert S. (Steve) Miller, Jr., H.G.L. (Hugo) Powell, Joseph P. Viviano and Thomas C. Wajnert.
Committees and Meetings of the Board of Directors
      The standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. All of the standing committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of these three Board committees, and any other subsequently established Board committee, will have: (1) at least five members, with the directors designated by B&W having proportionate representation, and (2) at least one director designated by B&W so long as any directors designated by B&W serve on the Board. Because B&W has not yet exercised its right under the Governance Agreement to designate for nomination one additional person as a director, each of the Audit and Compensation Committees currently has one vacancy. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law which requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.
      Each of the Board’s three committees operates in accordance with the terms of a written charter. Copies of each Board committee charter can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Pursuant to applicable SEC rules, we also have attached a copy of the Audit Committee charter to this proxy statement as Appendix A. Information regarding the activities of each Board committee is set forth below.

Audit Committee
      The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by:

•	overseeing that management has maintained the reliability and integrity of the Company’s accounting policies, financial reporting and disclosure practices and financial statements,

•	overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company,

•	overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policies,

•	overseeing the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, and

•	overseeing the qualifications, independence and performance of the Company’s independent auditors and internal audit department.
The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.
      The RAI Audit Committee met five times during 2004. The current members of the Audit Committee are Nana Mensah, Robert S. (Steve) Miller, Jr., H.G.L. (Hugo) Powell and Thomas C. Wajnert (Chair). The Board has determined that Mr. Wajnert meets the definition of an “audit committee financial expert,” within the meaning of Item 401(h)(2) of Regulation S-K.

Compensation Committee; Compensation Committee Interlocks and Insider Participation
      The Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to management employees,

•	administers plans and programs relating to employee benefits, incentives and compensation,

•	initiates and oversees annually the evaluation of the performance of the Chief Executive Officer, and

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer and other top executive management positions.

      The RAI Compensation Committee met three times in 2004. The current members of the Compensation Committee are Betsy S. Atkins, John T. Chain, Jr., E.V. (Rick) Goings and Joseph P. Viviano (Chair).
      An SEC rule requires the Company to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and the Company, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, (1) a former officer of an issuer serving as a member of that issuer’s compensation committee and (2) an executive officer of an issuer serving as a director of another entity, one of whose executive officers serves on that issuer’s compensation committee. During 2004, there were no compensation committee interlocks or insider participation at RAI.

Governance Committee; Director Nomination Process
      The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation,

•	evaluates and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews RAI’s corporate governance policies and considers the adequacy of such policies in response to shareholder concerns, and

•	initiates and oversees annually an appraisal of the performance of the Board in meeting its corporate governance responsibilities.
      The RAI Governance Committee met twice in 2004. The current members of the Governance Committee are Betsy S. Atkins, John T. Chain, Jr. (Chair), H.G.L. (Hugo) Powell, Joseph P. Viviano and Thomas C. Wajnert.
      The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Non-Executive Chairman and the Chief Executive Officer. The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.
      In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.
The objective is a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience.
      Additional policies regarding Board membership, as set forth in the Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.
      Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, and to serve as a director if elected, and

•	a description of all arrangements or understandings between the shareholder, the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.
      The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Governance Guidelines and as described on page 18 above, and

•	whether the candidate would be considered independent under the Governance Guidelines and the NYSE listing standards.
The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.
      A shareholder also may nominate a person for election to the Board at the 2006 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-1990, for receipt between October 25, 2005, and November 24, 2005. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.
      Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.
      Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Board Meetings
      The Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present and an executive session with only non-employee directors present. In addition, the Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. Effective as of February 1, 2005, the Chairman of the Board will preside at executive sessions of non-employee directors if the Chairman is a non-employee, and will preside at executive sessions of independent directors if the Chairman is independent. Otherwise, the Chair of the Governance Committee will preside.
      During 2004, there were three meetings of the RAI Board. Each director attended at least 75 percent of the total meetings of the Board and committees of which he or she was a member, other than Mr. Monteiro de Castro, who attended two of the three Board meetings held during 2004 and is not a member of any Board committee. Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. The 2005 annual meeting will be RAI’s first annual meeting of shareholders.
Director Compensation
      We provide to our non-employee directors (other than Messrs. Monteiro de Castro and Withington, both of whom are full-time employees of BAT) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. The Company pays BAT directly for the services of Messrs. Monteiro de Castro and Withington as directors of RAI, as discussed below under “— Payment to BAT for Services of Certain Board Designees.” (The non-employee directors of the Company, other than Messrs. Monteiro de Castro and Withington, are collectively referred to as “Outside Directors.”) The Company does not compensate any director who is an employee of the Company or any of its subsidiaries in his or her capacity as a director, except that the Company does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and that accompaniment was not at the invitation of RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at seminars or training courses related to their role as directors of a public company.

Annual Retainers and Meeting Fees

•	Each Outside Director receives an annual retainer of $57,000, except that the Non-Executive Chairman receives an annual retainer of $114,000. In addition, each Outside Director who is a committee chair receives a supplemental annual retainer as follows: Audit Committee chair — $10,000; Compensation Committee chair — $7,500; and Governance Committee chair — $5,000.

•	Outside Directors receive an attendance fee of $1,250 for each Board meeting attended, except that the Non-Executive Chairman receives an attendance fee of $2,500 for each Board meeting attended. In addition, members of each Board committee (all of whom are Outside Directors) receive an attendance fee for each committee meeting attended as follows: Audit Committee — $1,500; Compensation Committee — $1,350; and Governance Committee — $1,250.

Deferred Compensation Plan
      Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25 percent increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards
      The Company provides its Outside Directors with certain equity-based awards pursuant to the terms of the Amended and Restated Equity Incentive Award Plan for Directors of Reynolds American Inc. (the “EIAP”). Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment by the Board as a Non-Executive Chairman, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, on July 30, 2005, and thereafter on the date of each annual meeting of shareholders, an Outside Director who remains on the Board after that date will receive a grant of 1,000 (or, in the case of the Non-Executive Chairman, 2,000) deferred stock units or, at the director’s election, 1,000 (or, in the case of the Non-Executive Chairman, 2,000) shares of RAI common stock. If the Company does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock awards upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of the Non-Executive Chairman, $20,000)

divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.
      The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. Distribution of deferred stock units will be made (as soon as practicable after the end of the year in which the participant ceases to be a director) at the participating director’s election either in a single lump sum or in up to ten annual, equal installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during such month.
      An aggregate of 500,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2004.

Other Benefits
      Insurance Benefits. RAI offers Outside Directors, during the term of their service on the Board, life insurance having a death benefit up to $100,000. The Company also offers Outside Directors excess liability insurance coverage of $10,000,000. Such excess coverage will remain in effect during the Outside Director’s term of service on the Board and, subject to the Outside Director’s payment of the premium for the period after termination of Board service, during the three-month period following the end of the director’s Board service. To receive such excess liability coverage, an Outside Director is required to maintain, at his or her own cost, underlying liability insurance with a limit of at least $300,000. The Company currently offers to each Outside Director automobile insurance coverage, for up to three vehicles, having a combined single limit of $300,000. The Company will cease offering such automobile insurance coverage on April 30, 2005. Except as noted above, the life, excess liability and automobile insurance coverages are offered by the Company at no cost to the individual Outside Director, except that the value of each such coverage is imputed to the individual for income tax purposes. Each Outside Director is also covered by the Company’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board. All directors and officers of the Company and its subsidiaries also are covered by the Company’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million.
      Matching Grants Program. All Outside Directors are eligible to participate in a matching grants program sponsored by the R.J. Reynolds Foundation. Pursuant to this program, the R.J. Reynolds Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the Foundation’s matching grants for each director will not exceed $20,000. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.
      Non-Executive Chairman Benefits. The Company will provide an office, located in the Company’s Winston-Salem, North Carolina headquarters, together with secretarial and administrative support, to Mr. Schindler (at no cost to him) during his service as Non-Executive Chairman of the Board.

Payment to BAT for Services of Certain Board Designees
      In consideration for the services of Messrs. Monteiro de Castro and Withington as directors of RAI, the Company pays BAT $170,000 per year for each such director. Such amount is paid to BAT in lieu of any compensation (other than the reimbursement of certain expenses) to which Messrs. Monteiro de Castro and Withington otherwise would be entitled in their capacities as members of RAI’s Board.
Equity Ownership Guidelines
      After completion of five years of service as a member of the Board of Directors, each director is expected to hold and retain a minimum of 5,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the Director holds and retains RAI common stock in excess of the minimum threshold level of 5,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the Deferred Compensation Plan.
      Shares of RAI common stock subject to unexercised stock options held by a director are not counted toward an individual director’s stock ownership target. These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to non-employee directors of the Company.
Code of Conduct
      RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to RAI’s chief executive officer, chief financial officer or chief accounting officer, or persons performing similar functions for RAI, will be disclosed on the www.reynoldsamerican.com web site within four business days following the date of the amendment or waiver. The Code of Conduct can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
Shareholder Communications to the Board
      Shareholders and other constituencies may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other constituencies may communicate directly with the non-management directors as a group by writing to the Chair of the Governance Committee at the foregoing address.

Security Ownership of Certain Beneficial Owners and Management
Stock Ownership of Principal Shareholders
      We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than five percent of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(4)

British American Tobacco p.l.c.	61,952,762	(1)	42.04
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	61,952,762	(1)	42.04
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Capital Research and Management Company	12,283,270	(2)	8.33
333 South Hope Street Los Angeles, California 90071

AMVESCAP PLC	9,314,156	(3)	6.32
11 Devonshire Square London, England EC2M 4YR

INVESCO Asset Management Limited	9,290,737	(3)	6.30
30 Finsbury Square London, England EC2A 1AG

(1)	According to a Schedule 13G filed with the SEC on February 9, 2005, Brown & Williamson Holdings, Inc. and British American Tobacco p.l.c. held sole dispositive and sole voting power over these shares as of December 31, 2004. According to such Schedule 13G, Brown & Williamson Holdings, Inc. is the record and beneficial owner of these shares, and British American Tobacco p.l.c. is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of Brown & Williamson Holdings, Inc.

(2)	According to a Schedule 13G/ A filed jointly by Capital Research and Management Company and The Investment Company of America with the SEC on February 14, 2005, Capital Research and Management Company, acting as an investment advisor to various investment companies, held sole dispositive power, but no voting power, over these shares as of December 31, 2004. Capital Research and Management Company also disclaimed beneficial ownership of the above shares in such filing. The Investment Company of America, an investment company advised by Capital Research and Management Company, is the beneficial owner of, and held sole voting power over, 4,461,666 of these shares.

(3)	According to a Schedule 13G filed by AMVESCAP PLC, a holding company, on behalf of itself and its investment advisory subsidiaries, INVESCO Asset Management Limited and INVESCO Institutional (N.A.), Inc., with the SEC on February 15, 2005, INVESCO Asset Management Limited and INVESCO Institutional (N.A.), Inc. held sole voting and dispositive power over 9,290,737 and 23,419 of these shares, respectively, as of December 31, 2004.

(4)	Information in this column is based on 147,380,799 shares of RAI common stock outstanding on March 8, 2005, the record date for the 2005 annual meeting.
Stock Ownership of Management
      The following table indicates the number of shares of RAI common stock beneficially owned as of March 8, 2005, by each director, each executive officer named in the Summary Compensation Table appearing on page 29 of this proxy statement, and all directors and executive officers as a group, based on information provided to the Company by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(5)

Betsy S. Atkins(1)	0	*
Lynn J. Beasley(2)	24,157	*
Charles A. Blixt(2)	14,289	*
John T. Chain, Jr.(1)	1,979	*
E.V. (Rick) Goings(1)(3)	13,500	*
Susan M. Ivey(2)	1,450	*
Nana Mensah(1)(3)	7,410	*
Robert S. (Steve) Miller, Jr.(1)(3)	11,000	*
Antonio Monteiro de Castro	0	*
Dianne M. Neal(2)	6,256	*
H.G.L. (Hugo) Powell(1)	0	*
Andrew J. Schindler(1)	74,841	*
Joseph P. Viviano(1)	4,000	*
Thomas C. Wajnert(1)	5,000	*
Neil R. Withington	0	*
All directors, director nominees and executive officers as a group (consisting of 23 persons)(4)	219,817	*

*	Less than 1 percent

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the Deferred Compensation Plan: (a) 3,814 units for each of Ms. Atkins, General Chain, and Messrs. Miller, Powell, Viviano and Wajnert; (b) 4,792 units for Mr. Goings; (c) 222 units for Mr. Mensah; and (d) 3,500 units for Mr. Schindler. Messrs. Monteiro de Castro and Withington do not participate in either the EIAP or the Deferred Compensation Plan.

(2)	The shares beneficially owned do not include the following performance shares, granted under the LTIP, which are paid to the LTIP participant in cash upon vesting, but the value of which is derived from the value of RAI common stock: (a) 57,325 performance shares for Ms. Ivey; (b) 34,098 performance shares for Ms. Beasley; (c) 23,491 performance shares for Mr. Blixt; and (d) 19,347 performance shares for Ms. Neal.

(3)	The shares beneficially owned include the following shares subject to outstanding options: (a) 10,000 held by Mr. Goings; (b) 1,400 held by Mr. Mensah; and (c) 10,000 held by Mr. Miller.

(4)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 216,376 performance shares, granted to executive officers under the LTIP, and which are paid to LTIP participants in cash upon vesting, but the value of which is derived from the value of RAI common stock; (b) do not include an aggregate of 31,396 deferred common stock units awarded to directors under the EIAP or credited to directors under the Deferred Compensation Plan; and (c) include an aggregate of 41,400 shares subject to outstanding options.

(5)	The information in this column is based on 147,380,799 shares of RAI common stock outstanding on March 8, 2005, the record date for the 2005 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions
      In addition to provisions relating to the nomination and election of directors to the Company’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (the “Standstill Period”). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30 percent of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.
      The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own seven and one-half percent or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than five percent of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W (excluding Mr. Schindler).
      Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15 percent, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.
      In addition to the provisions of the Governance Agreement described in the preceding three paragraphs, under the heading “The Board of Directors” above, and under the heading “Certain Relationships and Related Transactions” below, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.
      A copy of the Governance Agreement and Amendment No. 1 to the Governance Agreement are included as Exhibits 10.14 and 10.15, respectively, to the Company’s 2004 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons holding more than ten percent of the Company’s equity securities, to file with the SEC reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2004 fiscal year, the Company’s directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except that (1) Daniel A. Fawley, Senior Vice President and Treasurer of the Company, inadvertently failed to report ownership of ten shares of Company common stock on his original Form 3 filed with the SEC (which reporting omission has been corrected) and (2) B&W was late in filing with the SEC its Form 3 reporting the ownership of the 61,952,762 shares of Company common stock it acquired in the Business Combination.
Executive Compensation
Summary
      Set forth on pages 29 to 36 of this proxy statement is a description of the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers, as defined by the rules of the SEC, of RAI at the end of the last completed fiscal year.
      The long-term compensation shown in the Summary Compensation Table and discussed elsewhere in this proxy statement was granted under the LTIP. The LTIP provides for various types of awards, such as restricted stock, performance shares, performance units and stock options. This proxy statement describes the future compensation that the named executive officers may receive under RAI’s retirement plans and, following termination of employment under various circumstances, under individual agreements.
Report of the Compensation Committee
      Pursuant to the proxy rules adopted by the SEC designed to enhance disclosure of public companies’ policies toward executive compensation, the Compensation Committee of RAI’s Board of Directors submits the following report:
      This report is submitted to the shareholders by the Compensation Committee of the Board of Directors and reflects the executive compensation policies and practices of RAI and its subsidiaries during 2004. As described more fully above under “The Board of Directors — Committees and Meetings of the Board of Directors — Compensation Committee; Compensation Committee Interlocks and Insider Participation,” the Compensation Committee is responsible for executive compensation and oversees the administration of RAI’s executive compensation programs and plans. The Compensation Committee reports regularly to the Board of Directors, and the Board is periodically asked to approve or ratify committee actions. During 2004, the Compensation Committee consisted of directors who were not employees of the Company or any of its subsidiaries, and who, therefore, were not eligible to participate in any of the Company’s executive compensation programs or plans. Each member of the Compensation Committee is independent within the meaning of the NYSE listing standards and the Governance Guidelines.

Executive Compensation Principles and Policies
      In determining the amounts, composition and terms and conditions of the compensation for executive officers of RAI in 2004, the Compensation Committee was guided by two principles: (1) compensation opportunities must enable RAI to attract and retain individuals with the high caliber of talent and skills critical to RAI’s success and (2) a substantial portion of each executive officer’s compensation must be tied to quantifiable measures of RAI’s financial performance and/or stock price performance. These principles are reflected in the actions discussed below relating to salaries, annual incentives and long-term incentives.
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. The deduction limit does not apply to compensation which satisfies Section 162(m)’s requirements for performance-based compensation. One such requirement is shareholder approval of the material terms of the applicable performance goals. As noted below under “— Item 2: Approval of the Reynolds American Inc. Long-Term Incentive Plan,” the LTIP is being submitted for approval by the Company’s shareholders to preserve the Company’s federal income tax deduction for compensation paid under that plan. Although the Compensation Committee has taken, and intends to continue taking, actions to limit the impact of this law, such as obtaining shareholder approval of the LTIP, the Compensation Committee believes that the tax deduction is only one of several considerations in setting compensation. The Compensation Committee further believes that the tax deduction limitations should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent required to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation occasionally may result in some compensation that is not deductible for federal income tax purposes.

Major Compensation Components
      The compensation program for executive officers is composed of base salary, annual and long-term performance-based incentive compensation, and benefits. In determining appropriate compensation plans and levels, the Compensation Committee relies on outside consultants who report directly to the Committee and who provide survey and other data regarding compensation practices of companies that are representative of the size and type of company with which RAI competes in the marketplace for executive talent. This is generally a broader and more diverse group of companies than used for the peer company index in the performance graph mandated by the SEC, which appears on page 37 of this proxy statement. The base salary and targeted incentive compensation levels of comparator companies are among several factors the Compensation Committee considers in determining appropriate base salary and targeted incentive compensation levels of executive officers of RAI, as described below.

Annual Compensation
      The annual compensation for each of the executive officers named in the Summary Compensation Table below is composed of salary and an annual targeted bonus opportunity. In general, executive officers’ salaries are targeted to reflect the median of competitive practices, as reflected in survey data used by the Compensation Committee for comparison purposes. Annual compensation levels (salaries plus an annual target bonus opportunity) are generally set between the 50th and 75th percentiles of the compensation practices of comparator companies. A senior executive, each of whom is ordinarily reviewed on an annual basis, will receive an increase in salary and/or annual target bonus opportunity only when performance warrants, or the Compensation Committee determines that either a change in the individual’s responsibilities or in competitive or market conditions warrants such an action. Mmes. Beasley and Neal and Messrs. Schindler and Blixt each received base salary increases during 2004 based on performance, job responsibilities and comparisons of survey data.
      The 2004 bonus amounts shown in the Summary Compensation Table for the named executive officers were based on ratings of RAI’s financial performance, market share performance and achievement of synergies relating to the Business Combination. The measure of financial performance was net income. For 2004, the Company’s performance under the annual bonus program provided a maximum bonus opportunity of 150% of the target bonus opportunity.

Long-Term Compensation
      The Compensation Committee utilizes a mix of various forms of stock-based and multi-year incentive opportunities to motivate executives to maintain a longer-term perspective.
      In 2004, long-term grants were made in the form of performance shares. The initial dollar value of each recipient’s total grant, after considering dividends projected to be paid with respect to such shares, was equal to three-fourths of the competitively determined amounts. Upon the vesting of these performance shares, an executive will be entitled to a cash payment equal to the number of shares vesting multiplied by the per share closing price of RAI common stock on the vesting date. Prior to vesting, an executive will receive dividends with respect to his or her outstanding unvested performance shares to the same extent that any dividends generally are paid by the Company on outstanding shares of its common stock. The performance shares will vest annually over three years in one-third increments commencing in 2005, provided RAI pays a quarterly dividend of at least $.95 per share during the three-year period ending August 31, 2007. If such minimum dividend is not paid, then any unvested performance shares will be forfeited and cancelled, but the Company’s payment of any already vested performance shares will be retained by the executive. If RAI fails to pay such minimum dividend, however, the Board may, in its discretion, approve the non-cancellation of any unvested performance shares, in which case such performance shares otherwise will vest in accordance with their original vesting schedule. The terms of the performance shares granted to the named executive officers are described in greater detail below under the heading “— Long-Term Incentive Compensation.”

Chief Executive Officer’s Compensation
      Ms. Ivey commenced earning compensation as President and Chief Executive Officer of RAI effective as of July 30, 2004, the date upon which the Business Combination was consummated. RAI’s Board of Directors approved Ms. Ivey’s compensation package based upon, among other factors, certain survey data compiled by an independent compensation consulting firm and the Compensation Committee’s recommendations. Under the terms of her employment offer letter, Ms. Ivey is entitled to an initial base salary of $1,000,000, an annual target bonus of 100 percent of her base salary, an LTIP grant having a value of $4,000,000 on the date of grant and certain other benefits. In addition to the foregoing, in 2004, the Company granted Ms. Ivey 36,118 performance shares under the LTIP, subject to the terms described in the preceding paragraph. During 2004, the Compensation Committee also approved a special severance benefits and change of control protections agreement for Ms. Ivey, pursuant to which Ms. Ivey generally will be entitled to receive an amount, payable over three years, equal to three times her base salary and target bonus upon her involuntary termination of employment without cause or her termination of employment for good reason. Additional details regarding Ms. Ivey’s compensation can be found below under the headings “— Summary Compensation Table,” “— Long-Term Incentive Compensation,” “— Retirement Plans” and “–Agreements with Named Executive Officers.”

Summary
      The Compensation Committee believes that the executive compensation program must continually provide compensation potential of such significance that individuals of exceptional talent and skills are motivated to join and remain with RAI and to perform in an exceptional manner. By ensuring that such persons are managing RAI’s operations, the long-term interests of shareholders will be best served. The actions taken by the Compensation Committee during 2004 were consistent with this focus and the principles outlined above.

Respectfully submitted,

Joseph P. Viviano (Chair)
Betsy S. Atkins
John T. Chain, Jr.
E.V. (Rick) Goings

Summary Compensation Table
      The following table shows the annual and long-term compensation paid or accrued by RAI or RJR, as the case may be, and its respective subsidiaries to RAI’s Chief Executive Officer and its other four most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2004, 2003 and 2002.
Summary Compensation Table (1)

		Annual Compensation			Long-Term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
			Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	Salary($)	($)(4)	($)(5)	($)(6)	(#)	($)(7)	($)(8)

Susan M. Ivey,	2004	411,253	476,000	237,031	0	0	0	10,000
President and Chief
Executive Officer(2)

Andrew J. Schindler,	2004	1,108,500	1,566,000	84,963	0	0	4,871,533	10,981,799
Non-Executive	2003	1,076,250	1,285,000	82,954	1,637,472	0	1,678,600	4,541,637
Chairman(3)	2002	1,041,667	250,000	80,938	1,731,043	0	714,000	1,865,690

Lynn J. Beasley,	2004	789,250	948,000	76,230	0	0	2,318,676	482,217
President and Chief	2003	758,333	778,000	66,044	874,360	0	755,370	168,183
Operating Officer,	2002	700,000	142,000	65,092	865,522	0	321,300	97,097
RJR Tobacco

Charles A. Blixt,	2004	543,750	576,000	73,858	0	0	1,896,930	539,412
Executive Vice	2003	527,917	473,000	65,735	613,182	0	755,030	311,914
President, General	2002	512,500	92,000	65,227	667,716	0	303,450	28,305
Counsel and
Assistant Secretary

Dianne M. Neal,	2004	425,833	452,000	74,125	0	0	545,952	46,736
Executive Vice	2003	308,150	356,000	45,562	454,230	0	88,243	9,905
President and Chief	2002	208,333	22,000	28,490	86,547	0	58,191	9,340
Financial Officer

(1)	The amounts shown in this table reflect (a) for all Named Executive Officers, compensation paid or accrued by RAI and its subsidiaries, including RJR Tobacco, for the period from July 30, 2004 to December 31, 2004, and (b) for all Named Executive Officers other than Ms. Ivey, compensation paid or accrued by RJR and its subsidiaries, including RJR Tobacco, for that period prior to July 30, 2004 covered by the table.

(2)	Ms. Ivey commenced earning compensation as President and Chief Executive Officer of RAI effective as of July 30, 2004, the date upon which the Business Combination was consummated. During the period of the 2004 fiscal year preceding such date, and during the 2003 and 2002 fiscal years, Ms. Ivey was compensated by B&W and/or its affiliates.

(3)	Mr. Schindler served as Executive Chairman from July 2004 until January 2005, and retired as an employee of RAI effective on January 31, 2005. He assumed the position of Non-Executive Chairman on February 2, 2005. Under RAI’s Bylaws, the Non-Executive Chairman is not an officer or employee of RAI. The compensation Mr. Schindler receives as the Non-Executive Chairman is described above under the heading “The Board of Directors — Director Compensation.”

(4)	The amounts in this column represent amounts paid upon the vesting of one-year performance units granted pursuant to the LTIP. The vesting date value of each such performance unit was determined by the Board’s Compensation Committee in the first quarter of 2005, based upon corporate performance measures established by the Board on the date of grant.

(5)	The total amount shown in this column for each Named Executive Officer includes the following payments made in lieu of such persons’ participation in the Company’s former executive perquisites program: Ms. Ivey — $26,330; Mr. Schindler — $79,000; Ms. Beasley — $70,200; Mr. Blixt — $70,200; and Ms. Neal — $70,200. The amount shown in this column for Ms. Ivey also includes a payment of $180,112, pursuant to the Company’s relocation program, in connection with her move from Kentucky to North Carolina.

(6)	The amount shown in this column for each Named Executive Officer is equal to the number of restricted shares of RJR common stock granted by RJR under the LTIP to such officer multiplied by the per share closing price of RJR common stock on the date of grant. None of the Named Executive Officers held any restricted shares of RAI common stock as of the last day of the 2004 fiscal year.

Generally, the restricted shares of RJR common stock granted in the 2003 and 2002 fiscal years had been scheduled to vest during the 2006 and 2005 fiscal years, respectively, subject to the payment by RJR to its shareholders of a minimum quarterly dividend, unless the Board waived such dividend payment as a condition to vesting. With respect to the restricted shares of RJR common stock granted in the 2002 fiscal year, the actual number of shares to be distributed upon vesting also was subject to change based upon corporate performance over a three-year period. In addition, the restricted shares of RJR common stock granted in both fiscal 2003 and 2002 would vest fully prior to their originally scheduled vesting date upon the occurrence of certain events, including a change of control of RJR. The Business Combination constituted a change of control of RJR within the meaning of the LTIP and, as a result, all restricted shares of RJR common stock outstanding as of July 30, 2004, the date upon which the Business Combination was consummated, immediately vested as of such date and were converted into an equal number of unrestricted shares of RAI common stock.

(7)	The amounts shown in this column for the 2004 fiscal year represent payments made with respect to performance units that had been granted:

•	in fiscal 2001 and vested in January 2004, and

•	in fiscal 2002 and 2003 and vested on a pro rata basis upon the consummation of the Business Combination, with the unvested portion of the performance units being forfeited.

(8)	The components of the amounts shown in this column for the 2004 fiscal year consist of:

•	contributions made by RAI to the Named Executive Officers under the Company’s qualified and non-qualified defined contribution plans as follows:

	RAI Matching Contribution	RAI Contribution
Name	(qualified plan)($)	(non-qualified plan)($)

Ms. Ivey	0	10,000
Mr. Schindler	6,150	68,439
Ms. Beasley	6,150	42,850
Mr. Blixt	6,150	25,718
Ms. Neal	6,150	18,335

•	a change of control payment to Mr. Schindler of $7,196,700 in connection with the consummation of the Business Combination,

•	payment to Mr. Schindler of a retention bonus in the amount of $900,000, pursuant to a cash retention grant provided to Mr. Schindler on August 17, 1999, and

•	payment of non-qualified pension benefits from a retention trust, pursuant to the funding of a retirement benefits program, as described under “— Funding of Retirement Benefits” below, as follows: Mr. Schindler — $2,810,509; Ms. Beasley — $433,216; Mr. Blixt — $507,543; and Ms. Neal — $22,250.

Long-Term Incentive Compensation
      RAI maintains the LTIP to provide executives with long-term performance-based incentive compensation. Stock options, restricted stock and other performance-based awards under the LTIP have been granted to certain of the Named Executive Officers and other key employees.
      The following table provides information relating to the exercise of stock options by the Named Executive Officers during fiscal year 2004 and the number and value of shares of RAI common stock subject to stock options held by the Named Executive Officers as of December 31, 2004.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values(1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options/SARs at Fiscal		the-Money Options/SARs
			Year-End (#)(3)		at Fiscal Year-End ($)(3)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Susan M. Ivey	-0-	-0-	-0-	-0-	-0-	-0-
Andrew J. Schindler	465,997	18,495,467	-0-	-0-	-0-	-0-
Lynn J. Beasley	35,000	1,398,687	-0-	-0-	-0-	-0-
Charles A. Blixt	70,000	2,363,375	-0-	-0-	-0-	-0-
Dianne M. Neal	24,000	1,077,600	-0-	-0-	-0-	-0-

(1)	There were no exercises of SARs, or stock appreciation rights, during the 2004 fiscal year, nor were there any SARs outstanding at the end of the year.

(2)	Certain of the options shown in the above table were exercised prior to the consummation of the Business Combination and, therefore, represented options to acquire shares of RJR common stock. The value in this column represents the product of the number of options exercised and the excess of the market value of the underlying shares of RAI common stock or RJR common stock, as the case may be, on the date of exercise over the option exercise price.

(3)	On December 31, 2004, none of the Named Executive Officers held any options to acquire shares of RAI common stock or any SARs with respect to RAI common stock.
      RAI did not grant any stock options to Named Executive Officers during 2004. The regular annual 2004 long-term grants for all of the Named Executive Officers were made in the form of performance shares. The following table identifies the performance shares that were granted to the Named Executive Officers during the 2004 fiscal year.
Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts
		Performance	Under Non-Stock
	Number of	or Other	Price-Based Plans
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights (#)	or Payout(1)	(#)	(#)	(#)

Susan M. Ivey	36,118	8/31/07	-0-	36,118	36,118
Andrew J. Schindler(2)	40,232	8/31/07	-0-	40,232	40,232
Lynn J. Beasley	21,484	8/31/07	-0-	21,484	21,484
Charles A. Blixt	14,801	8/31/07	-0-	14,801	14,801
Dianne M. Neal	12,190	8/31/07	-0-	12,190	12,190

(1)	The performance shares, which were granted to the Named Executive Officers under the LTIP on August 31, 2004, will vest in substantially equal one-third increments on August 31 in each of 2005, 2006 and 2007, provided RAI pays to its shareholders a quarterly dividend of at least $.95 per share (the “Minimum Dividend”) during the three-year period ending August 31, 2007, except that, as noted below, Mr. Schindler’s performance shares vested on a pro rata basis upon his retirement as an officer and employee of the Company on January 31, 2005. If RAI fails to pay the Minimum Dividend in any fiscal quarter during such three-year period, then any unvested performance shares will be forfeited and cancelled, but the Company’s payment of any already vested performance shares will be retained by the Named Executive Officer. Notwithstanding the foregoing, if RAI fails to pay the Minimum Dividend, then the Board may, in its discretion, approve the non-cancellation of any unvested performance shares, in which case such shares otherwise will vest upon the dates set forth above. Upon the vesting date of performance shares, a Named Executive Officer will be entitled to a cash payment in an amount equal to the product of the number of shares vesting and the per share closing price of RAI common stock on the vesting date. Prior to the vesting of his or her performance shares, a Named Executive Officer will receive dividends with respect to his or her outstanding unvested shares to the same extent that any dividends generally are paid by the Company on outstanding shares of RAI common stock (except that if the Company pays a dividend in the form of property, rather than in cash, then the Company will pay, in lieu of such property dividend, the cash equivalent of such property).

In the event of a Named Executive Officer’s death or permanent disability, or a change of control of RAI, any outstanding unvested performance shares will immediately vest. In the event of a Named Executive Officer’s involuntary termination of employment without cause or retirement, any outstanding unvested performance shares will immediately vest in part and the remaining shares will be forfeited and cancelled; the number of shares that will vest will be equal to (a) the product of (i) the original number of performance shares granted to the Named Executive Officer, and (ii) a fraction, the numerator of which will be the number of whole or partial months between August 31, 2004 and the date of the Named Executive Officer’s termination of employment, and the denominator of which will be 36, minus (b) the number of previously vested performance shares. Upon a Named Executive Officer’s voluntary termination of employment or termination of employment for cause, all of his or her performance shares will be cancelled.

(2)	In accordance with the pro rata vesting provisions described in the second paragraph of the preceding footnote, of the total amount of performance shares reflected in the table, Mr. Schindler vested in 5,654 performance shares and forfeited the remaining 34,578 performance shares upon his retirement as an employee of RAI on January 31, 2005.
Retirement Plans
      The Named Executive Officers participate in certain noncontributory defined benefit retirement plans maintained by RAI (collectively, the “DB Plans”). In addition to the DB Plans, Mr. Schindler participates in the Reynolds American Inc. Supplemental Executive Retirement Plan (the “SERP”), and Ms. Ivey participates in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey and certain other former B&W employees, were assumed by RAI in connection with the Business Combination (the “Legacy Plan”). The benefits payable under each of the foregoing plans are summarized below.
      On January 31, 2005, Mr. Schindler retired as an employee of RAI, entitling him to retirement benefits under the SERP and the DB Plans. Mr. Schindler’s retirement benefits under the SERP and the DB Plans are based upon his years of service with RAI and its subsidiaries (33.7 years) and his “Average Final Compensation.” For purposes of the SERP, the term “Average Final Compensation” includes the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. For purposes of the DB Plans in which Mr. Schindler participates, the term “Average Final Compensation” is defined in the same manner, except that such amount is determined by considering the five consecutive years that yield the highest average compensation during the participant’s last ten years of service. The amount of Mr. Schindler’s Average Final Compensation pursuant to the SERP and the DB Plans is equal to approximately $2.1 million. Based upon the foregoing, Mr. Schindler is currently receiving an aggregate annual retirement benefit of $689,563 pursuant to the SERP and DB Plans. By virtue of an offset under the plans for Social Security benefits, commencing upon his attainment of age 62, Mr. Schindler’s aggregate annual retirement benefit under the SERP and DB Plans will be reduced to $679,851. Mr. Schindler’s annual benefits under the SERP and DB Plans are payable in equal monthly installments.
      RAI has determined Ms. Ivey’s benefits under the Legacy Plan by the plan’s formula that has a Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the Legacy Plan.
Estimated Annual Retirement Benefits(1)

Years of Service

Average Final Compensation	23

$1,500,000	$598,567
1,750,000	699,444
2,000,000	800,321
2,250,000	901,198
2,500,000	1,002,075
2,750,000	1,102,952

(1)	For purposes of determining retirement benefits under this table, “Average Final Compensation” consists of a participant’s final salary rate multiplied by a bonus factor equal to one plus the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Ms. Ivey’s retirement benefits under the Legacy Plan will be based upon her 23 years of service with B&W, and will not take into account any of her service with RAI. Average Final Compensation as of December 31, 2004, under the Legacy Plan was $1,708,330 for Ms. Ivey. Notwithstanding the foregoing, Ms. Ivey’s annual benefits determined pursuant to this table will be reduced by benefits, to be paid to Ms. Ivey by BAT and B&W and not RAI, in an aggregate annual amount estimated to be $451,110.

      RAI has determined the retirement benefits for Ms. Ivey, Ms. Beasley, Mr. Blixt and Ms. Neal under the DB Plans by the plans’ formula that has no Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the DB Plans.
Estimated Annual Retirement Benefits(1)

	Years of Service

Average Final Compensation	15	20	25	30	35	40 or more

$ 500,000	$83,662	$106,372	$125,077	$139,583	$150,082	$158,482
600,000	100,714	128,044	150,529	167,974	180,574	190,654
700,000	117,766	149,716	175,980	196,365	211,065	222,825
800,000	134,817	171,387	201,432	224,757	241,557	254,996
900,000	151,869	193,059	226,883	253,148	272,048	287,168
1,000,000	168,921	214,730	252,335	281,540	302,539	319,339
1,250,000	211,550	268,909	315,964	352,518	378,768	399,767
1,500,000	254,179	323,088	379,592	423,497	454,996	480,196
1,750,000	296,808	377,267	443,221	494,475	531,225	560,624
2,000,000	339,437	431,446	506,850	565,454	607,453	641,053
2,250,000	382,066	485,625	570,479	636,433	683,682	721,481
2,500,000	424,695	539,804	634,107	707,411	759,910	801,909
2,750,000	467,325	593,983	697,736	778,390	836,139	882,338

(1)	For purposes of determining retirement benefits under the table, “Average Final Compensation” includes the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under Sections 401(k) and 125 of the Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant’s last 60 months of service. Average Final Compensation as of December 31, 2004 was $2,423,153 for Ms. Ivey, $1,371,861 for Ms. Beasley, $908,388 for Mr. Blixt and $590,772 for Ms. Neal. Estimated years of credited service, rounded to the nearest year, at age 65 is 19 years for Ms. Ivey (with Ms. Ivey’s service with B&W prior to the Business Combination being excluded), 40 years for Ms. Beasley, 32 years for Mr. Blixt and 36 years for Ms. Neal.
Funding of Retirement Benefits
      In the summer of 2000, RJR offered to its current and retired employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75 percent of their total earned qualified and non-qualified pension benefits funded over a three-year period. Under this program, eligible participants could elect to continue to have all of their non-qualified pension benefit payments made in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions. Alternatively, eligible participants could elect to have a specified portion of their non-qualified pension benefits funded, which for electing active employees will result in their non-qualified pension benefits being paid at an earlier time than required under current non-qualified pension plan provisions. Under this program, participants who are active employees will receive such benefits out of funds already set aside in a retention trust established on May 13, 1998. Participants who are already retirees will receive such benefits directly from RAI. The remaining portion of each participant’s total earned pension benefits not funded under this program (an amount not to exceed 25 percent) will continue to be paid in the form(s) and at the time(s) specified under the current non-qualified pension plan provisions.
      With respect to participants who are active employees and have elected the alternative funded payment option, RJR calculated their funding levels based on the qualified and non-qualified pension benefits they had earned as of January 31, 2000. For those participants whose total earned pension benefits funding level was less than 50 percent at that time, an amount (paid in 2003) was designated in the trust to increase their funding level to 50 percent. For those participants whose total earned pension benefits funding level was less than 65 percent as of January 31, 2001, an additional amount (paid in 2004) was designated in the trust to increase their funding level to 65 percent. Finally, for those participants whose total earned pension benefits funding level was less than 75 percent as of January 31, 2002, an additional amount (payable in 2005) was designated in the trust to increase their funding level to 75 percent. All of the designated amounts have been targeted to be comparable on an after-tax basis to each participant’s earned non-qualified pension benefits funded at that time. Under this program, the following Named Executive Officers were paid the following amounts from the retention trust in 2004: Mr. Schindler — $2,810,509, Ms. Beasley — $433,216, Mr. Blixt — $507,543, and Ms. Neal — $22,250.
      In the event a participant who was an active employee at the time of his or her election to participate in the funding program voluntarily terminates his or her employment (including retirement), the participant will forfeit any right to any further payments from the trust, and such payments will be paid directly to RAI. If a participant’s employment is terminated because of his or her death or permanent disability, the participant (or his or her estate) will receive all of his or her remaining designated payments from the trust as soon as practicable thereafter. If a participant’s employment is involuntarily terminated, then the participant may be entitled to receive a pro rata portion of his or her remaining payments from the trust, and the remainder of such payments will be paid directly by RAI. However, if the termination without cause occurs following a change of control of RAI as such term is defined in the trust document, the participant will receive all of his or her remaining payments from the trust. Any earned non-qualified pension benefits not provided from the trust will continue to be paid in the form(s) and at the time(s) specified under current non-qualified pension plan provisions.
Agreements with Named Executive Officers

Agreements with Susan M. Ivey
      On October 7, 2004, Ms. Ivey and RAI entered into an agreement, pursuant to which Ms. Ivey is entitled to receive, under certain circumstances, special severance benefits and change of control protections. The agreement provides that if Ms. Ivey’s employment is involuntarily terminated other than for “cause” or if Ms. Ivey terminates her employment for “good reason,” then she will receive three years base salary and target bonus (as in effect at the time of termination of her employment), payable over three years, and full employee benefits coverage for three years. “Cause” includes criminal dishonesty, deliberate misconduct which could materially damage the Company and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of RAI’s Board of Directors. “Good reason” includes a substantial reduction in Ms. Ivey’s responsibilities, a more than 20 percent reduction in the total amount of her salary and targeted awards under the LTIP and the Company’s Annual Incentive Award Plan (the “AIAP”), and certain relocations. Ms. Ivey, however, may not assert termination for “good reason” unless she provides written notice to the Company to such effect within 90 days after the event which purportedly gave rise to the “good reason” termination.
      Ms. Ivey’s agreement further provides that, if there is a change of control of RAI, then she is entitled to tax reimbursement payments if a “parachute” excise tax is imposed with respect to any payments made by the Company or its affiliates, and reimbursement payments for certain legal and accounting fees as a result of her termination of employment without cause. In addition, following a change of control of RAI, Ms. Ivey is entitled under the agreement to terminate her employment for a specifically designated good reason during the 24-month period after such change of control, in which case Ms. Ivey will receive severance benefits, described in the preceding paragraph, as if she had been terminated by the Company without cause. Following a change of control of RAI, “good reason” includes a material reduction in Ms. Ivey’s duties or position, a material adverse change in her reporting relationship, a reduction in her pay grade or bonus opportunity, RAI’s failure to continue in effect any compensation plan in which she participated at the change of control, any action by RAI that directly or indirectly materially reduces her benefits under its retirement or savings plan or her fringe benefits and certain relocations.

      Pursuant to the employment offer letter entered into between RAI and Ms. Ivey in connection with the consummation of the Business Combination, Ms. Ivey’s initial annual base salary is $1,000,000 and her annual target bonus incentive is 100 percent of her base pay. Such employment offer letter also provides that Ms. Ivey will:

•	receive a grant under the LTIP with an aggregate value of $4,000,000 at the date of grant, which grant was made during the first quarter of the 2005 fiscal year,

•	receive an annual supplemental payment of $79,000 (with such payment for fiscal 2004 being prorated based upon her service with RAI during such year), in lieu of participation in the Company’s former executive perquisites program,

•	receive, commencing upon her retirement and continuing during her lifetime, reimbursement of tax preparation and financial planning expenses in an annual amount up to $12,000 (plus reimbursement for taxes due as a result of such expense reimbursement), and

•	vest in the noncontributory B&W Salaried Health Care Plan (in lieu of receiving any retiree health benefits under RAI’s contributory plan), provided she remains employed with RAI or a successor company until the age of 50.

Other Severance Agreements
      RAI maintains severance agreements with its other executive officers, including Ms. Beasley, Mr. Blixt and Ms. Neal, which provide that if such an executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” then he or she will receive two years base salary plus target bonus, payable over three years, and benefit continuation for three years. “Cause” includes criminal dishonesty, deliberate misconduct, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the RAI Board of Directors. “Good reason” includes a substantial reduction in the executive’s responsibilities, a more than 20 percent reduction in the total amount of the executive’s salary and targeted awards under the LTIP and the AIAP, and certain relocations. A participant, however, may not assert termination for “good reason” unless he or she provides written notice to the Company to such effect within 90 days after the event which purportedly gave rise to the “good reason” termination.
      RAI also has entered into change of control agreements with its other executive officers, including Ms. Beasley, Mr. Blixt and Ms. Neal. These agreements provide that, if there is a change of control of RAI, then the executive is entitled to receive tax reimbursement payments if a “parachute” excise tax is imposed and reimbursement payments for certain legal and accounting fees as a result of termination of employment without cause. In addition, following a change of control of RAI, the executive is entitled under such agreements to terminate his or her employment for “good reason” during the 24-month period after such change of control, in which case the executive will receive severance benefits, described in the preceding paragraph, as if he or she had been terminated by the Company without cause. Following a change of control, “good reason” includes a material reduction in the executive’s duties or position, a material adverse change in the executive’s reporting relationship, a reduction in pay grade or bonus opportunity, RAI’s failure to continue in effect any compensation plan in which the executive participated at the time of the change of control, any action by RAI which directly or indirectly materially reduces benefits under its retirement or savings plan or fringe benefits, a material breach by RAI of any contractual arrangement with the executive, termination of the executive’s employment without written notice by RAI or certain relocations.

Performance Graph
      Set forth below is a line graph comparing, for the five-month period ended December 31, 2004, the cumulative shareholder return of $100 invested in RAI common stock with the cumulative return of $100 invested in the Standard & Poor’s 500 Index and the Standard & Poor’s Tobacco Index.
Comparison of Cumulative Total Return(1)
for the Five Months Ended December 31, 2004 Among Reynolds American Inc.
Common Stock, the S&P 500 Index and the S&P Tobacco Index

	7/30/04(1)	12/31/04

RAI	$100	$108.49
S&P 500 Index	$100	$107.21
S&P Tobacco Index	$100	$129.88

(1)	Assumes that $100 was invested in RAI common stock on August 2, 2004 (the first day of trading of RAI common stock), or in each index on July 30, 2004, and that in each case all dividends were reinvested.

Item 2:     Approval of the Reynolds American Inc. Long-Term Incentive Plan
      Under the terms of our Reynolds American Inc. Long-Term Incentive Plan, we may grant certain equity-based incentive awards to our key employees or to other persons having a unique relationship to us or one of our subsidiaries. The LTIP is intended to promote the long-term financial interests of the Company by attracting, motivating and retaining experienced and highly competent management personnel and further aligning the interests of such personnel with the interests of the Company’s shareholders in general.
      The LTIP is an amendment, restatement and continuation of the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan, which was approved by RJR shareholders at their 2000 annual meeting. The LTIP is being submitted for approval by RAI shareholders at the 2005 annual meeting in order to preserve RAI’s federal income tax deduction, under Section 162(m) of the Code, for performance-based compensation paid to certain executive officers. Section 162(m) of the Code imposes an annual deduction limit of $1,000,000 on the amount of compensation paid to each of a public company’s chief executive officer and the four other highest compensated officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include, among other things, shareholder approval of the material terms of the performance goals under which the compensation is paid.
      The principal features of the LTIP are summarized below, but the following summary is qualified in its entirety by reference to the LTIP itself, a copy of which is attached to this proxy statement as Appendix B.

Administration
      The Compensation Committee, as the designated plan administrator, has the power and authority to administer, construe and interpret our LTIP, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of our LTIP.
      In addition, the Compensation Committee may delegate its duties under the LTIP to senior officers of the Company, including the Chief Executive Officer, or to the Chairman of the Board, subject to such conditions as the Compensation Committee may impose. Only the Compensation Committee, however, may make LTIP grants to persons who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

Grants
      Awards under the LTIP may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units or performance shares (collectively, “Grants”). Grants may be made singly, or in combination or in tandem with other forms of Grants. A Grant may include the right to receive dividends or dividend equivalent payments that may be paid currently, credited to an LTIP participant or deemed invested in shares or share units of RAI common stock. The Compensation Committee determines the forms and amounts of Grants for participants.
      The material terms and features of the various forms of Grants are set forth below:

•	Incentive Stock Options — These are options to purchase shares of RAI common stock that are granted pursuant to the provisions of Section 422 of the Code. Generally, incentive stock options may not be exercised more than ten years after the date they are granted and may not have an exercise price less than the fair market value of RAI common stock on the date they are granted. Payment of the exercise price may be made in cash, shares of RAI common stock or any combination thereof, as determined by the Compensation Committee.

•	Non-Qualified Stock Options — These are options to purchase shares of RAI common stock, but the terms of which do not meet the Code’s requirements for incentive stock options. Such options may not be exercised more than 15 years after the date they are granted and may not have an exercise price less than the fair market value of RAI common stock on the date they are granted. Payment of the exercise price may be made in cash, shares of RAI common stock or any combination thereof, as determined by the Compensation Committee.

•	Stock Appreciation Rights — These are rights to receive cash, shares of RAI common stock or a combination thereof in an amount equal to the appreciation of shares of RAI common stock subsequent to the date the stock appreciation rights are granted. Stock appreciation rights cannot be exercised following 15 years from the date of grant.

•	Restricted Stock — These are shares of RAI common stock or units equivalent to RAI common stock that are subject to such restrictions, factors or conditions as the Compensation Committee may determine. Grants of restricted stock will be subject to a normal minimum vesting schedule of three years.

•	Performance Units — These are rights to receive cash payments or shares of RAI common stock at a specified future date in an amount equal to all or a portion of the value of a unit granted by the Compensation Committee based upon the performance of the Company, or one or more of its subsidiaries, during a performance period. At the time of grant, the Compensation Committee will establish the base value of the performance unit, the performance factors which will determine the ultimate payment value of the unit and the duration of the performance period, which may not exceed ten years.

•	Performance Shares — These are rights, granted in the form of shares of RAI common stock or units equivalent to shares of RAI common stock, to receive at a future date, a cash payment or shares of RAI common stock, in an amount equal to all or a portion of the fair market value of a specified number of shares of RAI common stock at the end of a specified performance period, based on performance during the period. At the time of grant, the Compensation Committee will establish the applicable performance factors and the duration of the performance period, which may not exceed ten years.
      The terms, conditions and limitations applicable to each Grant will be set forth in a Grant agreement, the form of which will be approved by the Committee, but which will be consistent with the terms of the LTIP. Each Grant agreement will contain provisions dealing with the treatment of Grants upon the death, disability or termination of employment of an LTIP participant.
      Because benefits under the LTIP depend upon the Compensation Committee’s actions, and the fair market value of RAI common stock in the future and/or the future performance of the Company, or one or more of its subsidiaries, it is not possible to determine the value of benefits that will be received by participants in the LTIP with respect to any Grants made in the future. Benefits under the LTIP, however, will be subject in any event to the limits described below under “— Limitations on Grants.”

Eligibility
      Grants may be awarded to our employees and employees of our subsidiaries or other persons having a unique relationship with us or any of our subsidiaries, except that incentive stock options may be granted only to employees of the Company or its subsidiaries. Currently, approximately 950 persons are eligible to receive Grants under the LTIP. No Grants may be made under our LTIP to our non-employee directors or any non-employee directors of our subsidiaries. Subject otherwise to the terms of the LTIP, the Compensation Committee will determine to whom Grants are awarded.
      The Compensation Committee may make Grants to key employees as identified by the Compensation Committee who are subject to the tax laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms provided elsewhere in the LTIP for the purpose of complying with the foreign tax laws.

Shares Available for Grants
      The total number of shares of RAI common stock authorized for issuance under the LTIP is 8,000,000, plus 5,772,814 shares that cover grants under the RJR Nabisco Holdings Corp. 1990 Long Term Incentive Plan that were converted into options to acquire RJR common stock or restricted shares of RJR common stock. As part of the Business Combination, options to acquire shares of RJR common stock or restricted shares of RJR common stock were converted into an equal number of options to acquire shares of RAI common stock or restricted shares of RAI common stock. Shares of RAI common stock related to Grants that are withheld, forfeited, terminated, cancelled, expire unexercised, settled in cash in lieu of stock, received in full or partial payment of any exercise price or in such manner that all or some of the shares of RAI common stock covered by a Grant are not issued to a participant, will immediately become available for other Grants. The Compensation Committee may use shares of RAI common stock that are otherwise available under the LTIP as the form of payment for compensation, grants or rights earned or due under any other RAI compensation plans or arrangements, including the plan of any entity acquired by RAI.

Limitations on Grants
      The maximum number of shares of RAI common stock subject to Grants of stock options and stock appreciation rights made to any one participant in any calendar year may not exceed 2,000,000 shares for each type of Grant, plus any shares that were available and unused within this limit for any prior year during which the limitation was in effect. No more than 3,000,000 shares of RAI common stock may be granted as incentive stock options. The maximum payment that any one participant may be paid in respect of any Grant of performance units, with respect to any specified performance period, may not exceed $10,000,000. The maximum payment that any one participant may receive in respect of any Grant of performance shares, with respect to any specified performance period, will not exceed 500,000 shares of RAI common stock or its cash equivalent. No more than 3,000,000 shares of RAI common stock may be granted as restricted stock.

Performance Factors
      Performance factors will apply to the grant of performance units and performance shares and may apply to other forms of Grants under the LTIP. Any Grant intended to constitute performance-based compensation for purposes of Section 162(m) of the Code will be subject to these performance factors. The performance factors under the LTIP, which will in any case be selected by the Compensation Committee, will be based on any one or more of the following: price of RAI common stock or the stock of any affiliate, shareholder return, level of dividend return, return on equity, return on investment, return on capital, return on invested capital, economic profit, economic value added, net income, cash net income, free cash flow, earnings per share, cash earnings per share, operating company contribution or market share. These factors will have a minimum performance standard below which no amount will be paid, except as otherwise provided in a Grant agreement or unless waived by the Compensation Committee, and may have a maximum performance standard above which no additional payments will be made. The applicable performance period will not exceed ten years. In addition to the performance factors described above, the Compensation Committee may, in its discretion, assign individual performance objectives with respect to any Grant made to a person who, at the time of the Grant, is not a “covered employee” for purposes of Section 162(m) of the Code.

Amendment and Termination
      Except as required by law or the rules of the NYSE, the Compensation Committee has authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with the LTIP, provided that, except for anti-dilution or other equitable adjustments or any amendments necessary to have the LTIP comply with Section 409A of the Code, no Grant may be modified in a manner adverse to a plan participant without the participant’s consent, except as provided for or contemplated in the Grant’s terms. Under the LTIP, the exercise price of any outstanding option or stock appreciation right cannot be adjusted or amended (except for adjustments pursuant to the LTIP’s anti-dilution provisions), the share and payment limits, set forth under “— Limitations on Grants” above, cannot be increased nor can the minimum option or stock appreciation right grant price limitations, also set forth under “— Limitations on Grants” above, be reduced, without, in each case, approval of RAI’s shareholders. Subject to the foregoing, and except as otherwise required by law or the rules of the NYSE, the Board of Directors may amend, suspend or terminate the LTIP as it deems necessary and appropriate to achieve better the purposes of the LTIP.

Adjustments; Change of Control
      In the event of any stock split, spin-off, stock dividend, extraordinary cash dividend, stock combination or reclassification, recapitalization, merger, change in control or similar event, the Compensation Committee may:

•	adjust appropriately the number or kind of shares subject to the LTIP and available for or covered by Grants, the prices per share of RAI common stock related to outstanding Grants and the limitations set forth under “— Limitations on Grants” above, and

•	make such other revisions to the LTIP and outstanding Grants as it deems are equitably required.
      In the event of a change of control (as defined in the LTIP), except as otherwise set forth in the terms of a Grant:

•	options and stock appreciation rights will become fully vested and exercisable; provided, however, that the Compensation Committee may provide for a cash payment to participants with respect to options,

•	restricted stock will have all restrictions removed,

•	performance units and performance shares whose performance period ends after the change of control will become vested on a pro rata basis, and their valuation will be based on the higher of the target value and the value derived from the actual performance as of or to the date of change of control, as the case may be, and

•	the Compensation Committee will have authority to establish or to revise the terms of any Grant, in its discretion, but may not make revisions that are adverse to the participant without the participant’s consent.

Term
      Unless earlier terminated by the Board of Directors, the LTIP will terminate on June 14, 2009. The terms of Grants made on or before the expiration of the LTIP will extend beyond such expiration.

United States Federal Income Tax Matters
      The following is a brief summary of the U.S. federal income tax rules currently applicable to Grants under the LTIP. The tax consequences described below are stated in general terms only.

      Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to a participant or to the Company. The exercise of an incentive stock option by the payment of cash to the Company generally will have no immediate tax consequences to a participant (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company. If a participant holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, then the participant generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price). In such a case, no deduction will be allowable to the Company in connection with the Grant or exercise of the incentive stock option or the sale of shares of RAI common stock acquired pursuant to such exercise. If, however, a participant disposes of the shares prior to the expiration of the required holding period (a “disqualifying disposition”), then the participant will recognize ordinary income (and RAI will be entitled to a deduction) equal to the excess of the fair market value of the shares of RAI common stock on the date of exercise (the proceeds of the disposition, if less) over the exercise price. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.
      Non-Qualified Stock Options. The grant of a non-qualified stock option will have no immediate tax consequences to the participant or to the Company. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income (and RAI will be entitled to a deduction) in the amount equal to the excess of the fair market value of the shares of RAI common stock on the date of the exercise of the option over the exercise price. A participant’s tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the participant, and the holding period will commence on the date the shares are transferred. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock. Upon a subsequent sale of shares of RAI common stock acquired pursuant to the exercise of a non-qualified stock option, any difference between a participant’s tax basis in the shares and the amount realized on the sale is treated as long-term or short-term capital gain or loss, depending on the holding period of the shares. Ordinary income recognized by virtue of the exercise of non-qualified stock options is subject to applicable withholding as required by law.
      Restricted Stock. The grant of restricted stock will not result in taxable income to a participant or a deduction for the Company in the year of Grant, unless the participant makes the election referred to below. The value of restricted stock will be taxable to a participant in the year in which the restrictions lapse. A participant may elect to treat as income in the year of Grant the fair market value of the shares of restricted stock on the date of grant by making the election within 30 days after the date of such grant. If such an election were made, the participant would not be allowed to deduct at a later date the amount included as taxable income if the participant should forfeit the shares of restricted stock to RAI. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by a participant in the year such income is recognized. Prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to a participant as additional compensation in the year received free of restrictions, and RAI will be allowed a corresponding federal income tax deduction (unless the participant elects to include the fair market value of the shares of restricted stock in taxable income in the year of grant as described above).
      Stock Appreciation Rights. The grant of a stock appreciation right, regardless of whether granted in conjunction with an option, generally will not result in any immediate taxable income to a participant or a deduction for the Company, if, when exercised, the value of such stock appreciation right is payable to a participant upon exercise in cash. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received on the exercise. If such stock appreciation right is payable in shares of RAI common stock upon exercise, a participant will be deemed to have ordinary income in an amount equal to the fair market value of any unrestricted shares of common stock received. The Company will be entitled to a federal income tax deduction equal to the amount of income received by the participant as a result of the exercise of any such stock appreciation right.

      Performance Units and Performance Shares. The grant of performance units or performance shares will have no immediate tax consequences to the participant or to the Company. The value of the payment in respect of the earn-out of performance shares or performance units will be taxable to a participant in the year of such payment. The participant will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant in the year such income is recognized.
      Section 409A of the Code. Section 409A of the Code, enacted by Congress in the American Jobs Creation Act of 2004, imposes an additional 20 percent income tax and interest on payments of deferred compensation that fail to meet certain payment and distribution requirements of Section 409A. The LTIP contains provisions that allow the Company to adjust payments under Grants to comply with Section 409A. There is no penalty imposed on the Company under Section 409A.
      On March 14, 2005, the closing market price of a share of RAI common stock was $82.l7.

Equity Compensation Plan Information
      The table below summarizes certain information regarding our equity compensation plans as of December 31, 2004.

	Equity Compensation Plan Information

			Number of Securities
	Number of Securities to be	Weighted-Average	Remaining Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation
Plan Category	Warrants and Rights	Warrants and Rights ($)	Plans(3)

Equity compensation plans approved by security holders(1)	480,211	28.34	5,101,289
Equity compensation plans not approved by security holders(2)	32,800	45.23	344,208

Total	513,011	29.42	5,445,497

(1)	Includes the LTIP which, as noted above, represents an amendment, restatement and continuation of the R.J. Reynolds Holdings, Inc. 1999 Long-Term Incentive Plan approved by RJR shareholders in 2000.

(2)	The only outstanding equity compensation plan included in this category is the EIAP, which was approved in 1999 by RJR’s then sole shareholder. The material terms of the EIAP are described above under “The Board of Directors — Director Compensation.”

(3)	The figures in this column exclude the number of securities reflected in the first column of this table.
      Your Board of Directors recommends a vote FOR the approval of the Reynolds American Inc. Long-Term Incentive Plan.

Audit Matters
Audit Committee Report
      Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:
      The Board of Directors of RAI has adopted a written Audit Committee Charter (a copy of which is attached to this proxy statement as Appendix A), which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K.
      The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61, as amended, “Codification of Statements on Auditing Standards, Communication with Audit Committees.”
      The Audit Committee has received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors the auditors’ independence.
      Based on review and discussions of the audited financial statements for fiscal year 2004 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2004 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Nana Mensah
Robert S. (Steve) Miller, Jr.
H.G.L. (Hugo) Powell
Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy
      The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such policy (including appendices) is publicly available, as set forth below.
      The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service which falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services. Prior to April 29, 2003, the Audit Committee’s policy was to pre-approve all non-audit services performed by the independent auditors in excess of $100,000, with management being required to consider the potential impact of providing any non-audit services below such amount on the independent auditors’ independence. The Audit Committee was in compliance with the requirements of the Sarbanes-Oxley Act of 2002 regarding the pre-approval of all audit and non-audit fees by the mandated effective date of May 6, 2003.
      The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and revised in February 2005, and is substantially the same as the policy that was in effect at RJR during the period of 2004 preceding the consummation of the Business Combination. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.
      A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy is included as Exhibit 99.2 to the Company’s 2004 Annual Report on Form  10-K and also can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
Fees of Independent Auditors
      The following table shows the aggregate fees billed to the Company by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2004 and 2003:

	Amount of Fees(1)

	2004	2003

Audit Fees	$5,585,497	$2,615,022
Audit — Related Fees	432,704	957,415
Tax Fees	91,475	139,987
All Other Fees	845,903	—

Total Fees	$6,955,579	$3,712,424

(1)	The fees for the 2004 fiscal year represent fees billed to RJR and RAI, and the fees for the 2003 fiscal year represent fees billed to RJR.

Audit Fees
      Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s and RJR’s financial statements for the fiscal years ended December 31, 2004 and 2003, respectively, and the reviews of the condensed financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2004, and included in RJR’s Quarterly Reports on Form 10-Q filed during the first six months of 2004 and during the fiscal year ended December 31, 2003. Also included in audit fees for 2004 are professional fees for services related to the preparation of the Registration Statement on Form S-4 in connection with the Business Combination and other acquisition accounting fees.

Audit-Related Fees
      Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s and RJR’s financial statements, as the case may be, other than the services reported above under “— Audit Fees,” in the fiscal year ended December 31, 2004, in the case of RAI, and in the first six months of 2004 and in the fiscal year ended December 31, 2003, in the case of RJR. In fiscal 2004, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and assistance with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In fiscal 2003, audit-related fees consisted principally of fees for due diligence assistance pertaining to acquisitions, assistance with compliance with Section 404 of the Sarbanes-Oxley Act of 2002, audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and forensic audit assistance. The Audit Committee pre-approved 100 percent of the audit-related services in 2004, and 94 percent of the audit-related services in 2003 (with the Audit Committee having pre-approved 100 percent of the audit-related services subsequent to April 29, 2003).

Tax Fees
      Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2004 and 2003. In fiscal 2004, tax fees consisted principally of fees for assistance with tax matters associated with the Business Combination and for tax compliance advice. In fiscal 2003, tax fees consisted principally of fees for assistance with tax audits related to the disposed of international business, tax compliance advice and miscellaneous general tax consultations. The Audit Committee pre-approved 100 percent of the tax services in 2004, and 85 percent of the tax services in 2003 (with the Audit Committee having pre-approved 100 percent of the tax services subsequent to April 29, 2003).

All Other Fees
      All other fees constitute the aggregate fees billed for products and services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2004 and 2003. In 2004, such other fees consisted principally of fees for document support relating to certain litigation, and in 2003, there were no other fees billed by KPMG LLP. The Audit Committee pre-approved 100 percent of all other services in 2004.
Item 3:     Ratification of KPMG LLP as Independent Auditors
      The Audit Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of RAI for the fiscal year ending December 31, 2005. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s financial statements for the year ended December 31, 2004. Representatives of KPMG LLP are expected to be present at the 2005 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.
      If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
      Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2005.

Shareholder Proposals
       Certain of our shareholders have submitted the three proposals described under Items 4, 5 and 6. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by your Board of Directors, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, your Board of Directors recommends a vote AGAINST each of the three proposals.
      Proposals of shareholders intended to be included in RAI’s 2006 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 24, 2005, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2006 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.
      In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2006 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2006 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2006 annual meeting by no earlier than October 25, 2005, and no later than November 24, 2005. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2006 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2006 meeting. Any shareholder notice and any request for a copy of RAI’s Bylaws should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.
      For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Governance Committee; Director Nomination Process” above.
Item 4:     Shareholder Proposal on FDA Regulation and Phase-Out of Conventional Cigarettes
      One shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:
“After FDA Approval, Phase in Reduced-Risk Cigarettes
      “Whereas, ‘Complete cessation is the proven strategy for reducing risk,’ says Terry Pechacek, Associate Director for Science at the Centers for Disease Control and Prevention’s Office on Smoking and Health. ‘Anything less than that has to be judged against that standard.’ In commenting on the effort to bring out ‘less toxic’ cigarettes Pechacek also said: ‘We are very concerned about repeating the low-tar fiasco’ of the 1970s where ‘reduced-harm’ products and ‘low-tar’ and ‘light’ cigarettes were touted as less harmful, with health experts initially agreeing (The Atlanta Journal-Constitution, 10/04/04).
      “Reynolds American has developed a product called Eclipse. It claims this cigarette may reduce lung cancer risk and other smoking-related diseases. It is also test marketing Advance. Advance claims to reduce carcinogens in the smoke.
      “We have claimed that there is no cigarette like Eclipse, based on its smoke chemistry; however two conventional ultra light brands on the market actually have been shown to have lower levels of carcinogens than Eclipse.

      “Meanwhile, we are being investigated by some States Attorneys General for possibly making unfair and deceptive claims for the reduced health risks for Eclipse.
      “This product, seems to be both acceptable to existing smokers of our products while, at the same time, it appears to be less toxic insofar as it seems to generate fewer combustion products that are associated with tobacco-related diseases;
      “The proponents of this resolution believe, given the above overall cautions, it is definitely immoral and may be legally negligent to market our existing smoking products (which kill large numbers of our customers and lead to serious illness in many more, and may also constitute our existing products unreasonably dangerous within the meaning of product liability laws and doctrine), when we know how to make other smoking products that (1) are acceptable to our existing customers and (2) promise likely to harm fewer of them;
      “RESOLVED: That Reynolds American voluntarily submit Eclipse and Eclipse-like products to the FDA for approval as a drug delivery system of the drug nicotine. If FDA approves Eclipse as a reduced risk product, that we develop a plan to phase out the sale of our conventional cigarettes within three years and market only Eclipse or similar products.”
      Your Board of Directors recommends a vote AGAINST this proposal.
      This shareholder proposal is predicated on the ability of the U.S. Food and Drug Administration (the “FDA”) to regulate tobacco products. In proposing FDA regulation of cigarettes, however, the proponent completely ignores recent judicial precedent which plainly and unequivocally has held that the FDA lacks jurisdiction for such regulation. In August 1996, the FDA promulgated regulations asserting jurisdiction over cigarettes as “drug delivery devices” under the provisions of the Food, Drug and Cosmetic Act (the “FDCA”). Prior to 1996, the FDA had never asserted authority to regulate tobacco products as customarily marketed. The proposed regulations included severe restrictions on the distribution, marketing and advertising of cigarettes, and required the industry to comply with a wide range of labeling, reporting, record keeping, manufacturing and other requirements.
      The Company opposed substantially all of the regulations because they would have unduly restricted or eliminated the Company’s ability to compete for adult smokers’ business. Moreover, cigarettes are clearly not food, drugs or medical-delivery devices, the product categories over which the FDA has regulatory authority. In March, 2000, the U.S. Supreme Court affirmed the Fourth Circuit’s ruling that the FDA does not have the authority to regulate tobacco products and that the FDA’s regulations were invalid. The FDA subsequently announced that it was withdrawing its purported regulations.
      In its March 2000 decision, the Supreme Court held that “. . . it is clear that Congress intended to exclude tobacco products from the FDA’s jurisdiction.” The Supreme Court further concluded that Congress “. . . has created a distinct scheme to regulate the sale of tobacco products, focused on labeling and advertising, and premised on the belief that the FDA lacks such jurisdiction under the FDCA.” Indeed, since 1965, Congress has enacted six different pieces of legislation relating to tobacco use. The Supreme Court held that “. . . Congress’ tobacco-specific statutes preclude the FDA from regulating tobacco products as customarily marketed.” The Supreme Court also noted that “. . . if tobacco products were within the FDA’s jurisdiction, the [FDCA] would require the FDA to remove them from the market entirely .. . .,” a result, the Supreme Court observed, clearly at odds with Congressional intent. The Company believes that if cigarettes are to be further regulated by the federal government, they should be regulated as cigarettes — not forced into a regulatory category they do not fit. Consistent with the Supreme Court’s decision, Congress is the appropriate forum to determine whether additional tobacco regulation is appropriate — and if so, what it would include and who would be the appropriate regulatory authority.
      In considering this shareholder proposal, it also should be noted that RJR Tobacco has for many decades, and in the absence of any FDA regulation, explored ways to reduce overall “tar” and nicotine yields, and to reduce the levels of specific compounds in tobacco smoke, while seeking to maintain the taste, aroma and other sensory characteristics that smokers desire. The efforts to produce cigarettes having the potential to reduce risk resulted in RJR Tobacco’s 1988 introduction of Premier, a cigarette that heated, rather than burned, tobacco. RJR Tobacco withdrew Premier from the market shortly after its introduction for several reasons, including consumer dissatisfaction with the taste and aroma of Premier. After several years of further development efforts, RJR Tobacco began test-marketing Eclipse in 1996. Eclipse primarily heats, rather than burns, tobacco, but unlike Premier, which burned no tobacco, Eclipse does burn a small amount. After further test-marketing and improvements, Eclipse was made available nationally in 2003.
      Although Eclipse has been a technological breakthrough, the brand, contrary to the statements in this shareholder proposal, has not yet gained significant consumer acceptance. Therefore, the notion of phasing out all brands that RAI’s operating subsidiaries make — brands that meet a wide variety of consumer tastes — in favor of Eclipse is not sound. To continue to be successful, RAI’s operating subsidiaries must continue to offer a portfolio of cigarettes and other tobacco products, not a single cigarette type.
      Although consumer acceptance of alternative products has not been great, RJR Tobacco is, nonetheless, committed to further development of Eclipse and other products. The test marketing of the Advance brand, for example, which began with B&W in 2001 and ended last fall, brought forward a great deal of learning and information. RJR Tobacco continues to be committed to developing products with reduced risk and exposure potential.
      In addition to the reasons provided above, shareholders are urged to vote against this shareholder proposal because its implementation would cause the Company to breach certain of its contractual obligations.
      In addition to funds generated through ordinary operations, a revolving credit facility provides RJR with an important source of liquidity. RJR’s ability to borrow under the credit facility is conditioned upon compliance with certain covenants. One such covenant generally requires RJR and its operating subsidiaries to refrain from substantively altering the character of their businesses. Currently, the sale of Eclipse represents an insignificant portion of the Company’s total consolidated annual sales. Eliminating the manufacture and sale of the primary products of RJR’s operating subsidiaries, as contemplated by this shareholder proposal, would represent a material, substantive change to the current businesses of RJR’s operating subsidiaries. As a result, the implementation of this shareholder proposal would violate the terms of RJR’s revolving credit facility.
      Also, in connection with the Business Combination, RJR Tobacco entered into contract manufacturing agreements with affiliates of BAT. As a result, RJR Tobacco manufactures cigarettes for export by BAT affiliates. Under these contract manufacturing agreements, RJR Tobacco is required to produce a broad range of cigarette styles rather than cigarettes having a design similar to Eclipse. The adoption of this shareholder proposal would prevent RJR Tobacco from performing its obligations under these contracts, causing RJR Tobacco to be in breach of such agreements.
      Therefore, your Board of Directors urges you to vote AGAINST this proposal.
Item 5:     Shareholder Proposal on Cigarette Advertising on the Internet
      Two shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:
“Review of the Way We Promote Our Tobacco Products on the Internet
      “Whereas: Our company is using Internet sites to market our brands including Camel (Camelsmokes.com) and Salem (Salemaccess.com) and Kool (HouseofMenthol.com). These sites contain music,

graphic visuals, instructions on gambling and other features which the proponents of this resolution believe have great appeal to children.
      “The United States Department of Justice has determined that advertising on media regulated by the Federal Communication Commission, including the Internet, violates the federal Cigarette Labeling Act. We believe it is important for the Company to act on this interpretation by the Department of Justice before it enforces it.
      “Because of the way it has advertised on the Internet, Reynolds American has been sued by individuals, state attorneys general and the U.S. Department of Justice. It has agreed to pay billions of dollars to the States to settle the attorneys general suit.
      “Continued violation of federal law vis-à-vis the way we advertise on the Internet could be used in courts of law to show that our Company has acted in bad faith on its agreements related to restrictions on the way it promotes our tobacco products. This can increase our liability risks.
      “RESOLVED: That, within six months of the 2005 shareholders meeting, our company either submit all its Internet advertising to an independent panel of academics and other experts to make sure it is fulfilling the letter and spirit of the law regarding such advertising or terminate all of our advertising and marketing on the Internet.”
      Your Board of Directors recommends a vote AGAINST this proposal.
      As more and more adult smokers use the Internet for entertainment, shopping and information, RJR Tobacco brands developed age-restricted web sites to communicate with age-verified adult smokers in a contemporary and responsible fashion. The Company does not believe that cigarette marketing online falls under the cigarette broadcast advertising ban — which went into effect January 1, 1971 — long before Internet access was available or even envisioned. The ban covers those communications that are regulated by the FCC, and content on the Internet is not regulated by the FCC or any other agency. Additionally, RJR Tobacco believes it has First Amendment rights to advertise via the Internet. For these reasons, the Company and your Board of Directors oppose this proposal.
      At the heart of this proposal is a concern that children have access to the Internet and, therefore, access to information about tobacco products from RJR Tobacco. But the fact is RJR Tobacco has adopted strict policies and procedures to ensure that its brand web sites do not enable youth to have access. Significant features of the brand web sites include the following:

•	The web sites are age-restricted sites that cannot be accessed without registering for and receiving a unique personal identification number and password. To obtain a personal identification number and password, an individual must complete both an age certification and be verified as being a smoker of legal age. Verification of a certified age is obtained by RJR Tobacco by reference to data compiled by independent third parties for purposes other than the sale of cigarettes, or presentation of state-issued proof of age by the individual. This process is described in more detail below.

•	The web sites prominently display the Surgeon General’s warning on all pages and states that the web site is solely for adult smokers of legal age.

•	RJR Tobacco has registered the sites as age-restricted sites with certain filtering services (i.e., “Net Nanny,” “Cybersitter,” “Surf Watch,” and “Cyber Patrol”) to aid the use of filtering software to prevent minors from receiving age-restricted materials.

•	To reinforce the seriousness of the certification, the age certification form includes a warning that providing false information in order to purchase cigarettes may constitute a violation of law.
      RJR Tobacco’s age-verification process complements the certification safeguard by providing an independent means for the company to check the ages of certified smokers. Various ways are used by the Company to verify whether a certified smoker is of legal age. Some smokers provide their certifications and a photocopy of an official identification, such as a driver’s license or other government-issued identification. The name, address and date of birth on the certification must match the information on the official identification, and must verify that the individual is of legal age.
      Alternatively, the names and addresses of individuals who have provided certifications to RJR Tobacco by phone or on-line are matched to five different third-party compilers’ databases for the sole purpose of age verification. These compilers provide reliable demographic information on consumers (based on records such as drivers’ licenses and credit reports). The certified smokers’ names and addresses are compared against the third-party compilers’ databases to provide RJR Tobacco with date of birth information. In the event any one of the five compilers’ databases indicates that a name and address is associated with someone under legal age (meaning that information has been falsified on the certification), RJR Tobacco refuses to issue a personal identification number or password, thereby denying access to the web sites to such person.
      RJR Tobacco is committed to following the letter and spirit of the Master Settlement Agreement (the “MSA”) which states that: “No participating Manufacturers may take any action, directly or indirectly, to target Youth within any Settling State in the advertising, promotion or marketing of Tobacco Products . . . .” The MSA also addresses and resolves the major issues regarding underage smoking and cigarette marketing. Although the MSA places numerous restrictions on cigarette advertising, it does not contain any provisions regarding the Internet.
      Finally, the Company believes it would be inappropriate to accept the notion, as this shareholder proposal requests, that a group of academics should be assembled to pass judgment on RJR Tobacco’s use of the Internet. It is the responsibility and the work of Congress and other official bodies to create legislation, set policy and regulate — and it is the work of the courts to render judgment when asked to do so — not a group of professors.
      Therefore, your Board of Directors urges you to vote AGAINST this proposal.
Item 6:     Shareholder Proposal on New York “Fire-Safe” Standards
      Two shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponents:
“Extend New York Fire-Safe Products Nationally
      “On June 28, 2004, a New York state law compelled major tobacco companies to replace their cigarettes with new ‘fire safe’ versions designed to extinguish themselves more quickly than conventional cigarettes. The Wall Street Journal noted that this legislation might create an environment wherein ‘cigarette companies could become more vulnerable to cigarette-fire lawsuits filed in other states’ if they did not enact similar laws (06/23/04).
      “The article noted that most ‘tobacco companies have no intention of changing the cigarettes they sell in other parts of the country to match New York’s standards.’ It also stated: ‘legal experts note that having two distinct classes of cigarettes could expose their makers to a huge legal risk. With self-extinguishing cigarettes required only in New York, anti-tobacco lawyers may find it easier to argue in court that manufacturers know how to make a safer cigarette — something the companies had largely denied until recently’ (WSJ 06/23/04).
      “Even before the New York law took effect, groups, including the American Cancer Society, the American Lung Association and other New York based groups wrote (06/24/04) the Chief Executive Officer of this Company ‘on behalf of consumer, public safety, public health and firefighter organizations.’ They asked our CEO to ‘commit at once to voluntarily establish New York’s cigarette fire safety regulatory criteria as the standard for all the cigarettes that you produce for sale in the United States, Puerto Rico and U.S. protectorates.’

      “Their letter was followed by another letter from a representative of the filers of this resolution asking for the same standard to apply beyond New York to the rest of the United States. In response, Reynolds American questioned the science behind the New York legislation. It argued: ‘We believe that identifying New York cigarettes as ‘fire-safe’ may instill a false sense of security of consumers’ and that, because of a lack of adequate paper, that ‘even if we concluded that it would be beneficial to market New York-compliant cigarettes in other markets, we cannot obtain enough of the banded paper to do so.’ Given this questionable response the shareholders feel compelled to file this resolution.
      “RESOLVED: That the Reynolds American Board commit the Company within six months of the annual meeting to voluntarily establish New York’s cigarette fire safety regulatory criteria as the standard for all the cigarettes that are produced for sale in the United States, Puerto Rico and all U.S. protectorates.”
      The proponents have submitted the following statement in support of this proposal:
      “Nationally, cigarette fires are the leading cause of fire death. They claim approximately 1,000 lives in the U.S. annually. Ten years ago, the direct costs of cigarette-ignited fire deaths, injuries and property damage was estimated to be $4 billion, with health care costs exceeding $100 million.
      “We have the technology to drastically reduce such deaths. We already make a product which, while legal, if used as directed causes death. To be complicit in more deaths due to an unwillingness to change our technology makes us complicit in their deaths.”
      Your Board of Directors urges you to vote AGAINST this proposal.
      RJR Tobacco agrees with the goal of reducing fires caused by careless smoking, and it is an issue the Company has spent many years of research trying to address. There is no evidence, however, that current Congressional or state legislation to establish “fire-safe” standards for cigarettes will significantly reduce the number of fires or fire losses caused by the careless handling of cigarettes.
      The Company does not believe that the regulations promulgated by the State of New York “make an already-hazardous product less harmful.” Although the New York regulations are entitled “Fire Safety Standards for Cigarettes,” the cigarettes that meet the New York standard are NOT “fire-safe” and should be handled with the same care and attention as any other cigarette.
      New York based its regulations on a test that consists of placing a lit cigarette on ten layers of laboratory filter paper under highly controlled conditions and observing whether it goes out before it burns its entire length. If a cigarette burns its entire length, it “fails” the New York regulation standards. To be sold in New York, not more than 25 percent of a tested brand style can “fail” the test.
      Extensive testing with commercial upholstery fabrics demonstrates that laboratory tests for “fire-safe” cigarettes have little, if any, relationship to how cigarette-related fires occur. Cigarettes that “pass” laboratory tests do not necessarily reduce the likelihood of ignition when dropped on the wide variety of upholstered furniture fabrics used in homes in real-life situations, or when dropped on anything else outside the lab.
      Just like other cigarettes, the cigarettes that are sold in New York will scorch or melt any fabric or material they come in contact with, and if the fabric or material is flammable, it will burn. We do not expect these cigarettes to reduce the number of fires or fire losses caused by the careless handling of cigarettes. What we know about these cigarettes is that they are less likely to burn their full length when placed on non-flammable filter paper in a controlled laboratory setting. Therefore, RJR Tobacco believes that identifying New York cigarettes as “fire-safe” may instill a false sense of security of consumers who may erroneously believe that they can carelessly handle cigarettes without concern for starting a fire.
      The technology used by RJR Tobacco in New York to meet the regulations is the use of banded paper. There are bands at selected intervals in the cigarette paper that are somewhat heavier than the rest of the paper. The bands are printed on the paper. The Company believes that most of the manufacturers selling cigarettes in New York are using a similar technology.
      This special paper with bands already printed is significantly more expensive to purchase and the banded paper is much more complex to manufacture than regular cigarette paper. The bands must meet a rather narrow range of specifications for the cigarettes made from the paper to “pass” the filter paper test. The Company has experienced some difficulty in acquiring enough paper to meet the quantities necessary for New York. When a shipment from the paper manufacturer is received, the paper receives a more detailed and thorough inspection than RJR Tobacco inspection procedures for regular cigarette paper, because RJR Tobacco’s experience so far has been that the banded paper is highly variable. These two factors (finite supply of paper and lengthy period of inspection) mean that even if the Company concluded that it would be beneficial to market New York-compliant cigarettes in other markets, it would not be possible at this time to obtain enough of the banded paper to do so.
      Careless behavior and mishandling of cigarettes cause fires. Adoption of ignition propensity standards by Congress or various state legislatures will not eliminate careless behavior with regard to cigarettes, matches, candles or other objects that might cause fires.
      According to a survey by the National Fire Protection Association, smoking-related fire deaths have decreased by more than 50 percent in the past 20 years. The most effective way to continue to reduce these fire losses is through general fire-prevention and educational efforts, including use and maintenance of smoke detectors and increased availability of fire-retardant furnishings.
      Therefore, your Board of Directors urges you to vote AGAINST this proposal.
Certain Relationships and Related Transactions
       The Company paid BAT an aggregate of $141,666 during the 2004 fiscal year in consideration for the services of Messrs. Monteiro de Castro and Withington as directors of the Company. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment to BAT for Services of Certain Board Designees” above.
      Pursuant to the Governance Agreement, RAI is required to repurchase shares of RAI common stock under certain circumstances. Specifically, if on or before September 30, 2005, (1) RAI issues common stock upon exercise of any option, warrant or other security relating to RAI common stock, or otherwise issues common stock, to any of its directors, officers, employees or consultants, and (2) following such issuance, the number of outstanding shares of RAI common stock exceeds 147,406,576, then prior to or within a reasonable period after such issuance, RAI is required to repurchase a number of shares of its outstanding common stock equal to the lesser of (a) the number of shares of RAI common stock so issued and (b) the difference between the number of shares of its common stock outstanding after such issuance and 147,406,576. RAI, however, is not required to repurchase shares if B&W’s ownership interest in RAI has fallen below 25 percent at the time of the issuance. During the 2004 fiscal year, in satisfaction of its share repurchase obligations under the Governance Agreement, RAI repurchased 485,000 shares of RAI common stock in various open market transactions for an aggregate purchase price of $34.6 million. For a discussion of other provisions of the Governance Agreement, see “The Board of Directors — Governance Agreement,” “The Board of Directors — Committees and Meetings of the Board of Directors” and “Security Ownership of Certain Beneficial Owners and Management — Standstill Provisions; Transfer Restrictions” above.
      In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT (BAT and its subsidiaries, including B&W, are collectively referred to in this proxy statement as the “BAT Group”), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the U.S. Unless extended or earlier terminated as provided therein, each such contract manufacturing agreement will expire on December 31, 2014. Sales by RJR Tobacco to the BAT Group pursuant to such contract manufacturing agreements during the period from July 31, 2004 to December 31, 2004, were $179.7 million. In addition to sales pursuant to the above contract manufacturing agreements, RJR Tobacco and another operating subsidiary of RAI sold a variety of tobacco products to the BAT Group during the period from July 31, 2004 to December 31, 2004 in the aggregate amount of $61.5 million.
      B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (collectively referred to in this proxy statement as the “RAI Group”), commitments B&W had previously agreed to in connection with the settlement of third party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased or otherwise take such action so that the RAI Group has no liability for such excess. During the 2004 fiscal year, B&W made no payments to the RAI Group under the above leaf purchase agreement.
      RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates may also provide certain contract services to the other party or its affiliates. Unless extended or earlier terminated as provided therein, the technology sharing and development services agreement will expire on December 31, 2009. During the period from July 31, 2004 to December 31, 2004, the BAT Group paid the RAI Group $761,925 pursuant to such agreement.
      The RAI Group and the BAT Group entered into a transition services arrangement on July 30, 2004, pursuant to which the RAI Group and the BAT Group provide the other with services relating to, among other things, information technology, tax and human resource matters arising from or in connection with the consummation of the Business Combination. The period over which services are to be provided under this arrangement varies depending upon the particular type of service involved, but in any case is not expected to extend beyond December 2006. During the 2004 fiscal year, the RAI Group paid the BAT Group $178,000, and the BAT Group paid the RAI Group $276,000, pursuant to the transition services arrangement.
      The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands outside of the U.S. and pays commissions to the BAT Group in connection with certain leaf purchases. The agreements evidencing such arrangements, which have various expiration dates, were entered into by the parties following the consummation of the Business Combination. During the period from July 31, 2004 through December 31, 2004, the aggregate payments made by the RAI Group to the BAT Group pursuant to the foregoing arrangements were $11.2 million.
      The Audit Committee of RAI’s Board periodically reviews the terms of the various business arrangements between RAI and its subsidiaries, on the one hand, and BAT and its subsidiaries, on the other hand.
      In accordance with SEC rules requiring the disclosure of certain relationships with management, RAI makes the following disclosure. Joe Michalek, the son-in-law of Mr. Schindler, the Non-Executive Chairman of the Board, resigned from his position as Vice President — Marketing of RJR Tobacco on December 31, 2004. RJR Tobacco paid Mr. Michalek an aggregate of $381,948 in base salary, bonus and other compensation with respect to his service during the 2004 fiscal year. The compensation and benefits provided to Mr. Michalek are consistent with that provided to other employees with equivalent qualifications and responsibilities at RJR Tobacco. During 2004, in accordance with the terms of the Reynolds American Inc. Long-Term Incentive Plan applicable to all participants in the Plan,

Mr. Michalek also vested in the following LTIP awards, which had been granted to him in prior years: performance units valued at $172,358, and 4,061 restricted shares of RJR common stock. A portion of these LTIP awards vested in accordance with their original vesting schedule. The balance of these awards vested in connection with the consummation of the Business Combination, pursuant to the LTIP’s provision accelerating vesting upon a change of control.
Other
       The Board is not aware of any matters to be presented for action at the 2005 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2005 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary
Dated: March 24, 2005

APPENDIX A
REYNOLDS AMERICAN INC.
AUDIT COMMITTEE CHARTER
Purposes
      The purposes of the Audit Committee of the Board of Directors of Reynolds American Inc. (“RAI”) shall be to assist the Board of Directors in fulfilling its oversight responsibilities by:

(1)	overseeing that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries (sometimes collectively referred to as the “Company”);

(2)	overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

(3)	overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policies;

(4)	overseeing (a) the integrity of the Company’s financial statements and (b) the Company’s compliance with legal and regulatory requirements; and

(5)	overseeing the qualifications, independence and performance of the Company’s independent auditors and internal audit department.
      The Audit Committee also shall prepare the Audit Committee’s report, made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), to be included in RAI’s annual proxy statement (the “Audit Committee Report”).
Composition of the Audit Committee
      Number. The Audit Committee shall consist of no fewer than three members, the exact number of which will be determined from time to time by the RAI Board.
      Qualifications. Each Audit Committee member shall have the following qualifications:

(1)	Each Audit Committee member shall meet the independence criteria of (a) the rules of the New York Stock Exchange, Inc. (“NYSE”), as such requirements are interpreted by the Board of Directors in its business judgment and as set forth in RAI’s Corporate Governance Guidelines, and (b) Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the Securities and Exchange Commission (“SEC”), including Rule 10A-3 of the Exchange Act, and the NYSE.

(2)	Each Audit Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The Board of Directors shall determine, in its business judgment and upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors of RAI, whether a member is financially literate and whether at least one member has the requisite accounting or financial management expertise and meets the financial expert criteria of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The designation or identification of a person as an Audit Committee financial expert shall not (a) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification, or (b) affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

(3)	Each Audit Committee member shall receive as compensation from RAI only those forms of compensation as are not prohibited by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NYSE. Permitted compensation includes director’s fees, which includes all forms of compensation paid to directors of RAI for service as a director or member of a committee of the Board of Directors.

(4)	Each Audit Committee member shall serve on no more than three audit committees of public companies (including RAI).

      Appointment and Removal. The Board of Directors will appoint the members and the Chair of the Audit Committee based on nominations made by the Corporate Governance and Nominating Committee of the Board of Directors of RAI. Each Audit Committee member shall serve at the pleasure of the Board of Directors for such term or terms as the Board of Directors or Corporate Governance and Nominating Committee may determine or until such Audit Committee member is no longer a member of the Board of Directors.
Powers, Duties and Responsibilities of the Audit Committee
      General. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company and for implementing the internal controls of the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements. The review of the financial statements by the Audit Committee is not of the same nature and not for the same purpose as the audit performed by the independent auditors. Consequently, the Audit Committee cannot provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the independent auditors’ work.
      The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.
      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.
      Specific Powers, Duties and Responsibilities. The Audit Committee shall have the following specific powers, duties and responsibilities:

(1)	hold such regular meetings as may be necessary and such special meetings as may be called by the Chair of the Audit Committee or at the request of the independent auditors or the General Auditor;

(2)	create an agenda for the work of the Audit Committee for the ensuing year;

(3)	retain and terminate the Company’s independent auditors (subject, if applicable, to shareholder ratification);

(4)	approve all audit engagement fees, terms and services; approve any non-audit engagements with the Company’s independent auditors; and review and approve the independent auditors’ annual engagement letter. The Audit Committee is to exercise this authority in a manner consistent with Sections 201, 202, and 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing standards promulgated thereunder by the SEC and the NYSE. The Audit Committee may delegate the authority to grant any pre-approvals required by such Sections to one or more members of the Audit Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Audit Committee at its next scheduled meeting;

(5)	at least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(6)	at least annually, review and discuss the information provided by management and the independent auditors relating to the independence of such audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the independent auditors, and present findings regarding such independence to the Board of Directors. The Audit Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company consistent with applicable independence standards, (b) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationship or services that may impact their objectivity and independence, and (c) taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence. In connection with the Audit Committee’s evaluation of the independent auditors’ independence, the Audit Committee shall also review and evaluate the lead and reviewing partners of the independent auditors and take such steps as may be required by law with respect to the identification and regular rotation of the audit partners serving on the Company’s audit engagement team;

(7)	set RAI’s hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC;

(8)	provide direct oversight of the internal audit department; review and approve the Company’s internal audit charter, annual audit plans and budgets, including the adequacy of staffing; and review the performance of the internal audit department;

(9)	confer with the independent auditors and the internal auditors concerning the scope of their examinations of the books and records of the Company; direct the special attention of the auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorize the auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable;

(10)	review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit (including the nature and extent of any significant changes in accounting principles or the application thereof, the independent auditors’ judgments about the quality and the acceptability of the Company’s accounting principles and financial disclosures), as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management, (c) significant issues discussed with the independent auditors’ national office, (d) any accounting adjustments that were noted by the independent auditors but were determined by management to be immaterial, and (e) all material written communications between the independent auditors and management of the Company (such as management or internal control letters or schedules of unadjusted differences). The Audit Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting;

(11)	review and discuss with management, the internal auditors and the independent auditors policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Audit Committee should discuss the Company’s major risk exposures and the steps management has taken to maintain and control these exposures;

(12)	meet to review and discuss with management, the internal auditors and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (b) the disclosure regarding internal controls and other matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC;

(13)	review and discuss with management, the internal auditors and the independent auditors earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made). The Chair of the Audit Committee, or his or her designee, may represent the full Audit Committee at such discussions;

(14)	review through discussions with management, the internal auditors and the independent auditors the adequacy of the Company’s system of internal controls, which shall include (a) the disclosures regarding internal controls and matters required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated by the SEC and (b) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002;

(15)	obtain from the independent auditors and the internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and review the correction of controls deemed to be deficient;

(16)	provide an independent, direct communication between the Board of Directors, management, the internal auditors and the independent auditors, including meeting in separate executive sessions with management, the internal auditors and the independent auditors to discuss any matters that the Audit Committee, management, the internal auditors or the independent auditors believe should be discussed;

(17)	review the adequacy of internal controls and procedures related to executive travel and entertainment, including use of Company-owned aircraft;

(18)	review and discuss with the independent auditors (a) the report of their annual audit, or proposed report of their annual audit, (b) the accompanying management letter, if any, (c) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 100, and (d) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and, as appropriate, a review of (i) major issues regarding (A) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (B) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(19)	obtain assurance from the independent auditors that in the course of conducting their annual audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Audit Committee under Section 10A(b) of the Exchange Act;

(20)	periodically obtain reports from management, the internal auditors and the independent auditors concerning the actions to ensure compliance with the Company’s Code of Conduct and the results of confirmations and violations of the Code. The Committee shall also assist the Board of Directors in reviewing and, when appropriate, granting any request for a waiver of the Code;

(21)	review with appropriate Company personnel the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

(22)	review with appropriate Company personnel the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

(23)	establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and the NYSE; and (c) the confidential receipt, retention, and consideration of any report of evidence of a material violation within the meaning of Rule 205 of the Rules of Practice of the SEC (“Material Violations”);

(24)	consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable;

(25)	report through its Chair to the Board of Directors following the meetings of the Audit Committee. Such report should include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function;

(26)	review affiliate or related party transactions; and

(27)	maintain minutes or other records of meetings and activities of the Audit Committee.

Designation as Qualified Legal Compliance Committee
      The Audit Committee also shall function as a qualified legal compliance committee (a “QLCC”) for the Company within the meaning of Rule 205 of the Rules of Practice of the SEC. In its capacity as a

QLCC, the Audit Committee shall receive any reports of Material Violations governed by such rule from attorneys representing the Company, including in-house counsel (“QLCC Reports”). The Audit Committee shall take such actions as may be permitted or required of a QLCC under applicable law, which may include the making of inquiries and investigations in response to any QLCC Reports, making such reports and giving such notices to the Company’s officers and RAI’s Board of Directors as may be necessary or appropriate, and providing such notifications to the SEC as may be permitted or required by law. The performance by the Audit Committee of the functions of a QLCC shall not increase the liability of any member of the Audit Committee under state law.
Meetings of the Audit Committee
      The Audit Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth in this Charter. The Chair of the Audit Committee shall, in consultation with the other members of the Audit Committee, management, the General Auditor and the Company’s independent auditors, be responsible for calling meetings of the Audit Committee, establishing agendas therefor and supervising the conduct thereof. A majority of the number of Audit Committee members will constitute a quorum for conducting business at a meeting of the Audit Committee. The act of a majority of the Audit Committee members present at an Audit Committee meeting at which a quorum is in attendance will be the act of the Audit Committee, unless a greater number is required by law or RAI’s Articles of Incorporation or By-Laws. The Audit Committee also may take any action permitted under this Charter by unanimous written consent.
      The Audit Committee may request any officer or employee of the Company, or the Company’s outside legal counsel, independent auditors or other advisors, to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall meet with the Company’s management, the internal auditors and the independent auditors periodically in separate executive sessions to discuss any matter that the Audit Committee, management, the internal auditors or the independent auditors believe should be discussed privately.
Resources and Authority of the Audit Committee
      The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee also may, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.
      The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of (a) compensation to the Company’s independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (b) compensation to outside legal counsel or any other advisors employed by the Audit Committee, and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
Audit Committee Report
      The Audit Committee shall prepare, with the assistance of management, the independent auditors and legal counsel, the Audit Committee Report.
Annual Review of Charter
      The Audit Committee shall conduct and review with the Board of Directors annually an evaluation of this Charter and recommend any changes to the Board of Directors. The Audit Committee may conduct this Charter evaluation in such manner as the Audit Committee, in its business judgment, deems appropriate.
Annual Performance Evaluation
      The Audit Committee shall conduct and review with the Board of Directors annually an evaluation of the Audit Committee’s performance with respect to the requirements of this Charter. This evaluation also shall also set forth the goals and objectives of the Audit Committee for the upcoming year. The Audit Committee may conduct this performance evaluation in such manner as the Audit Committee, in its business judgment, deems appropriate.

APPENDIX B
REYNOLDS AMERICAN INC.
LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective February 2, 2005)
1.  Purpose of Plan
      The Reynolds American Inc. Long-Term Incentive Plan (the “Plan”) is an amendment, restatement and continuation of the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long-Term Incentive Plan. The Plan became effective June 14, 1999 and is designed:

(a)	to promote the long-term financial interests and growth of Reynolds American Inc. and its Subsidiaries (collectively, the “Corporation”) by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation’s business;

(b)	to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c)	to further the identity of interests of Participants with those of the stockholders of Reynolds American through opportunities for increased stock, or stock-based, ownership in Reynolds American.
2.  Definitions
      As used in the Plan, the following words shall have the following meanings:

(a)	“Affiliate” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)	“Base Value” means not less than the Fair Market Value on the date a Stock Appreciation Right is granted, or, in the case of a Stock Appreciation Right granted retroactively in tandem with (or in replacement of) an outstanding Option, not less than the exercise price of such Option;

(c)	“BAT” shall mean, collectively, British American Tobacco, p.l.c., a public limited company incorporated under the laws of England and Wales, and its Affiliates;

(d)	“Board of Directors” means the Board of Directors of Reynolds American;

(e)	“Code” means the Internal Revenue Code of 1986, as amended;

(f)	“Committee” means the Compensation Committee of the Board of Directors;

(g)	“Common Stock” or “Share” means common stock, par value $0.0001 per share, of Reynolds American which may be authorized but unissued, or issued and reacquired;

(h)	“Effective Date” shall have the meaning set forth in Section 14;

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(j)	“Fair Market Value” means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time;

(k)	“Grant Agreement” means an agreement between Reynolds American and a Participant that sets forth the terms, conditions and limitations applicable to a Grant;

(l)	“Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of an Incentive Stock Option, Other Stock Option, Stock Appreciation Right, Restricted Stock, Performance Units or Performance Shares or any combination of the foregoing;

(m)	“Incentive Stock Options” shall have the meaning set forth in Section 5(a);

(n)	“Other Stock Options” shall have the meaning set forth in Section 5(b);

(o)	“Options” shall mean Incentive Stock Options and Other Stock Options;

(p)	“Participant” means any employee, or other person having a unique relationship with Reynolds American or one of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan; provided, however, that a Participant who is elected or appointed as a non-employee director of the Corporation may not receive any Grant during the term of his or her service as a non-employee director of the Corporation;

(q)	“Performance Units” shall have the meaning set forth in Section 5(e);

(r)	“Performance Shares” shall have the meaning set forth in Section 5(f);

(s)	“Restricted Stock” shall have the meaning set forth in Section 5(d);

(t)	“Reynolds American” means Reynolds American Inc. and any successors thereto;

(u)	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.

(v)	“Stock Appreciation Rights” shall have the meaning set forth in Section 5(c); and

(w)	“Subsidiary” means any corporation or other entity in which Reynolds American has a significant equity or other interest as determined by the Committee.
3.  Administration of Plan

(a)	The Plan shall be administered by the Committee or, in lieu of the Committee, the Board of Directors. The Committee may adopt its own rules of procedure and act either by vote at a telephonic or other meeting or by unanimous written consent in lieu of a meeting. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the Plan.

(b)	The Committee may delegate its duties under the Plan to the Chief Executive Officer, to other senior officers of the Corporation, or to the Chairman of the Board of Directors, acting as a committee established by the Committee, subject to such conditions and limitations as the Committee shall prescribe; provided, however, that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

(c)	The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, Reynolds American and the officers and directors of Reynolds American shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, Reynolds American and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by Reynolds American with respect to any such action, determination or interpretation.

4.  Eligibility
      The Committee may from time to time make Grants under the Plan to such employees, or other persons having a unique relationship with Reynolds American or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of Reynolds American or any of its Subsidiaries. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a change of control of Reynolds American.
5.  Grants
      From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:

(a)	Incentive Stock Options — These are stock options within the meaning of Section 422 of the Code to purchase Common Stock. In addition to other restrictions contained in the Plan, an option granted under this Section 5(a), (i) may not be exercised more than 10 years after the date it is granted, (ii) may not have an option price less than the Fair Market Value of Common Stock on the date the option is granted, (iii) must otherwise comply with Section 422 of the Code, and (iv) must be designated as an “Incentive Stock Option” by the Committee. The maximum aggregate Fair Market Value of Common Stock (determined at the time of each Grant) with respect to which any Participant may first exercise Incentive Stock Options under this Plan and any Incentive Stock Options granted to the Participant for such year under any plans of Reynolds American or any Subsidiary in any calendar year is $100,000. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and any applicable guidelines of the Committee in effect at the time.

(b)	Other Stock Options — These are options to purchase Common Stock which are not designated by the Committee as “Incentive Stock Options.” At the time of the Grant, the Committee shall determine, and shall have contained in the Grant Agreement or other Plan rules, the option exercise period, the option price and such other conditions, restrictions or factors on the grant or exercise of the option as the Committee deems appropriate. In addition to other restrictions contained in the Plan, an option granted under this Section 5(b), (i) may not be exercised more than fifteen (15) years after the date it is granted and (ii) may not have an option exercise price less than the Fair Market Value of Common Stock on the date the option is granted. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan and of any applicable guidelines of the Committee in effect at the time. The requirement of payment in cash will be deemed satisfied if the Participant has made arrangements satisfactory to the Corporation with a duly registered broker-dealer that is a member of the National Association of Securities Dealers, Inc. to sell on the date of exercise a sufficient number of shares of Common Stock being purchased so that the net proceeds of the sale transaction will at least equal the full exercise price and pursuant to which the broker-dealer undertakes to deliver the full exercise price to the Corporation not later than the later of (A) the settlement date of the sale transaction and

(B) the date on which the Corporation delivers to the broker-dealer the shares of Common Stock being purchased pursuant to the exercise of such option. This method is known as the “broker-dealer exercise method” and is subject to the terms and conditions set forth herein, in the Grant Agreement and in guidelines established by the Committee.

(c)	Stock Appreciation Rights — These are rights that on exercise entitle the holder to receive the excess of (i) the Fair Market Value of a share of Common Stock on the date of exercise over (ii) the Base Value multiplied by (iii) the number of rights exercised in cash, stock or a combination thereof as determined by the Committee. Stock Appreciation Rights granted under the Plan may, but need not, be granted in conjunction with an Option under Sections 5(a) or 5(b). The Committee, in the Grant Agreement or by other Plan rules, may impose such conditions, restrictions or factors on the exercise of Stock Appreciation Rights as it deems appropriate, and may terminate, amend, or suspend such Stock Appreciation Rights at any time, subject to Section 9. No Stock Appreciation Right granted under this Plan may be exercised more than fifteen (15) years after the date it is granted.

(d)	Restricted Stock — Restricted Stock is a Grant of Common Stock or stock units equivalent to Common Stock subject to such conditions, restrictions or factors as the Committee shall determine. Any rights to dividends or dividend equivalents accruing due to a grant of Restricted Stock shall also be determined by the Committee. Grants of Restricted Stock shall be subject to a normal minimum vesting schedule of three (3) years. The number of shares of Restricted Stock and the restrictions or conditions on such shares, as the Committee may determine, shall be set forth in the Grant Agreement or by other Plan rules, and the certificate for the Restricted Stock shall bear evidence of the restrictions or conditions.

(e)	Performance Units — These are rights, denominated in cash or cash units, to receive, at a specified future date, payment in cash or Common Stock of an amount equal to all or a portion of the value of a unit granted by the Committee. At the time of the Grant, in the Grant Agreement or by other Plan rules, the Committee must determine the base value of the unit, the performance factors applicable to the determination of the ultimate payment value of the unit as set forth in Section 7 and the period over which performance will be measured.

(f)	Performance Shares — These are rights granted in the form of Common Stock or stock units equivalent to Common Stock to receive, at a specified future date, payment in cash or Common Stock, as determined by the Committee, of an amount equal to all or a portion of the Fair Market Value at which the Common Stock is traded on the last day of the specified performance period of a specified number of shares of Common Stock based on performance during the period. At the time of the Grant, the Committee, in the Grant Agreement or by Plan rules, will determine the factors which will govern the portion of the Grants so payable as set forth in Section 7 and the period over which performance will be measured.

6.  Limitations and Conditions

(a)	The number of shares of Common Stock available for Grants under this Plan shall be eight (8) million shares of the authorized Common Stock, plus 5,772,814 shares of Common Stock that cover grants under the RJR Nabisco Holdings Corp. 1990 Long Term Incentive Plan that were converted into options to acquire RJR stock or restricted shares of RJR common stock. The maximum number of shares of Common Stock subject to Grants of Options and Stock Appreciation Rights to any one Participant in any calendar year shall not exceed two (2) million shares of Common Stock for each type of Grant, plus any amount of shares of Common Stock that were available within this limit for such type of Grant for any prior year such limitation was in effect and which were not covered by Options or Stock Appreciation Rights granted to such Participant during such year. No more than three (3) million shares of Common Stock may be granted as Incentive Stock Options. The maximum payment that any one Participant may be paid in respect of any Grant of Performance Units granted for any specified performance period shall not exceed $10 million. The maximum payment that any one Participant may receive in respect of any Grant of Performance Shares granted for any specified performance period shall not exceed 500,000 shares of Common Stock or the cash equivalent thereof. The aggregate maximum number of shares of Common Stock to which Restricted Stock granted may relate shall not exceed three (3) million shares of Common Stock. Shares of Common Stock related to Grants that are withheld, forfeited, terminated, cancelled, expire unexercised, settled in cash in lieu of stock, received in full or partial payment of any exercise price or in such manner that all or some of the shares of Common Stock covered by a Grant are not issued to a Participant, shall immediately become available for Grants. A Grant may contain the right to receive dividends or dividend equivalent payments which may be paid either currently, credited to a Participant or deemed invested in shares of Common Stock or share units of Common Stock. Any such crediting of dividends or dividend equivalents or reinvestment in shares of Common Stock may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Subject to the overall limitation on the number of shares of Common Stock that may be delivered under this Plan, the Committee may use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Reynolds American, including the plan of any entity acquired by Reynolds American.

(b)	At the time a Grant is made or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant. Reynolds American may adopt other compensation programs, plans or arrangements as it deems appropriate.

(c)	Nothing contained herein shall affect the right of the Corporation to terminate any Participant’s employment at any time or for any reason.

(d)	No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(e)	Except to the extent otherwise provided in any other retirement or benefit plan, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of Reynolds American or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or subsequently in effect under which the availability or amount of benefits is related to level of compensation.

(f)	This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended. This Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between Reynolds American and any Participant or beneficiary of a Participant. To the extent any person holds any obligation of Reynolds American by virtue of an award granted under this Plan, such obligation shall merely constitute a general unsecured liability of Reynolds American and accordingly shall not confer upon such person any right, title or interest in any assets of Reynolds American.

(g)	Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of Reynolds American or any of its Subsidiaries, nor shall any assets of Reynolds American or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of Reynolds American’s obligations under the Plan.

7.  Performance Factors

(a)	The performance factors, if any, selected by the Committee in respect of any Grant shall be based on any one or more of the following: price of Common Stock or the stock of any affiliate, shareholder return, level of dividend return, return on equity, return on investment, return on capital, return on invested capital, economic profit, economic value added, net income, cash net income, free cash flow, earnings per share, cash earnings per share, operating company contribution or market share. These factors shall have a minimum performance standard below which no amount will be paid (to the extent not waived by the Committee or except as otherwise provided in a Grant Agreement) and may have a maximum performance standard above which no additional payments will be made. The applicable performance period shall not exceed ten (10) years.

(b)	In addition to any performance factors established pursuant to section 7(a), the Committee may, in its sole discretion, assign individual performance objectives in respect of any Grant made hereunder to a Participant who at the time of such Grant is not a “covered employee” for purposes of section 162(m) of the Code.
8.  Adjustments

(a)	In the event of any stock split, spin-off, stock dividend, extraordinary cash dividend, stock combination or reclassification, recapitalization or merger, change in control, or similar event, the Committee may adjust appropriately the number or kind of shares subject to the Plan and available for or covered by Grants, share prices related to outstanding Grants and the other applicable limitations of Section 6(a), and make such other revisions to outstanding Grants and the Plan as it deems are equitably required.

(b)	In the event of a Change of Control, except as otherwise set forth in the terms of a Grant:

(i)	Options granted pursuant to Sections 5(a) or 5(b) hereof shall become fully vested and exercisable; provided, however, that the Committee may make a cash payment to Participants (A) in cancellation of such Options as provided in the applicable Grant Agreements or any amendments or deemed amendments thereto entered into by Reynolds American and the Participant in such amount as shall be provided in such Grant Agreements or amendments or (B) in lieu of the delivery of shares of Common Stock upon exercise, equal to the product of (x) and (y), where (x) is the excess of the Fair Market Value on the date of exercise over the exercise price, and (y) is the number of shares of Common Stock subject to the Options being exercised;

(ii)	Stock Appreciation Rights shall become fully vested and exercisable;

(iii)	Restricted Stock shall have all restrictions removed;

(iv)	Performance Units whose performance period ends after the date of the Change of Control shall become vested as to a percentage of Performance Units granted equal to the number of months (including partial months) in the performance period before the date of the Change of Control, divided by the total number of months in the performance period. The value of the Performance Units shall be equal to the greater of the target value of the Performance Units or the value derived from the actual performance as of the date of the Change of Control;

(v)	Performance Shares whose performance period ends after the date of the Change of Control shall become vested pro rata as to the number of Performance Shares granted equal to the number of months (including partial months) in the performance period before the date of Change of Control, divided by the total number of months in the performance period. The prorated number of Performance Shares derived from the preceding calculation shall be further adjusted by applying the higher of target or actual performance to the date of Change of Control; and

(vi)	The Committee shall have authority to establish or to revise the terms of any such Grant or any other Grant as it, in its discretion, deems appropriate; provided, however, that the Committee may not make revisions that are adverse to the Participant without the Participant’s consent unless such revision is provided for or contemplated in the terms of the Grant.

(c)	For purposes of the Plan, a “Change of Control” shall mean the first to occur of the following events:

(i)	an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Exchange Act, other than any employee benefit plans sponsored by Reynolds American, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of Reynolds American’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of Reynolds American securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between RJR and Brown & Williamson Tobacco Corporation (“B&W”), as thereafter amended (the “BCA”) or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco, p.l.c., B&W and Reynolds American (the “Governance Agreement”), shall not be considered a Change of Control for purposes of this subsection (i);

(ii)	individuals who constitute the Board of Directors (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by Reynolds American’s stockholders, was (1) approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Reynolds American in which such person is named as a nominee of Reynolds American for director) or (2) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than Reynolds American’s Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; and

(iii)	the approval by the stockholders of Reynolds American of a plan or agreement providing (A) for a merger or consolidation of Reynolds American other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of Reynolds American outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Reynolds American or such surviving entity outstanding immediately after such merger or consolidation, or (B) for a sale, exchange or other disposition of all or substantially all of the assets of Reynolds American, other than any such transaction where the transferee of all or substantially all of the assets of

Reynolds American is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of Reynolds American outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity). If any of the events enumerated in this paragraph (iii) occur, Reynolds American’s Board shall determine the effective date of the Change of Control resulting therefrom for purposes of this Plan and the Grants hereunder.

9.  Amendment and Termination
      Except as otherwise required by law or as provided under the New York Stock Exchange Rules, the Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan, provided that, except for adjustments under Sections 8(a) and 10 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant’s consent except as such modification is provided for or contemplated in the terms of the Grant. Except as provided in Section 8(a), the exercise price of any outstanding Option or Stock Appreciation Right may not be adjusted or amended, whether through amendment, cancellation or replacement, unless such adjustment or amendment is properly approved by Reynolds American’s shareholders. Likewise, the share and payment limitations set forth in Section 6(a) cannot be increased, and the minimum Option or Stock Appreciation Right grant price limitations set forth in Sections 5(a), 5(b) and 5(c) cannot be reduced, in either case without proper stockholder approval. Subject to the foregoing and except as otherwise required by law or as provided in the New York Stock Exchange Rules, the Corporation’s Board of Directors may amend, suspend or terminate this Plan as it deems necessary and appropriate to better achieve the Plan’s purpose.
10. Compliance with Section 409A of the Code
      The Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.
11. Foreign Options and Rights

(a)	The Committee may make Grants to employees who are subject to the tax laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with the foreign tax laws. Grants of stock options may have terms and conditions that differ from Incentive Stock Options and Other Stock Options for the purpose of complying with the foreign tax laws.

(b)	The terms and conditions of stock options granted under Section 11(a) may differ from the terms and conditions which the Plan would require to be imposed upon Incentive Stock Options and Other Stock Options if the Committee determines that the Grants are desirable to promote the purposes of the Plan.
12. Withholding Taxes
      The Corporation shall have the right to deduct from any payment or settlement made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment.
13. Distribution upon Death
      In the event of the death of a Participant, any distribution to which such Participant is entitled under the Plan shall be made to the beneficiary designated by the Participant to receive the proceeds of any noncontributory group life insurance coverage provided for the Participant by the Corporation (“Group Life Insurance Coverage”). If the Participant has not designated such beneficiary, or desires to designate a different beneficiary, the Participant may file with the Corporation a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Participant, in writing. If no designation of beneficiary has been made by a Participant under the Group Life Insurance Coverage or filed with the Corporation under the Plan, distribution upon such Participant’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Participant is no longer an employee of the Corporation at the time of death, no longer has any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Corporation under the Plan, distribution upon such Participant’s death shall be made to the Participant’s estate.
14. Effective Date and Termination Dates
      The Plan was adopted by Reynolds American on July 30, 2004 and amended and restated effective February 2, 2005. The Plan originally became effective on and as of June 14, 1999 (the “Effective Date”), and shall terminate ten (10) years later, subject to earlier termination by the Board of Directors pursuant to Section 9. The terms of Grants made on or before the expiration of the Plan shall extend beyond such expiration. Grants shall be governed by the terms of the Plan as in effect on the date such Grant was made, except as may be necessary to comply with Section 409A of the Code.
15. Governing Law
      All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of North Carolina.

Your Vote is Important!
       1. We urge you to vote your shares by proxy even if you plan to attend the 2005 annual meeting. You can always change your vote at the meeting.
      There are three ways to vote by proxy:

•	By telephone. You can vote by telephone by calling 1-800-690-6903 (toll-free) on a touch-tone telephone and following the instructions on the proxy card,

•	By Internet. You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen, or

•	By mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.
      2. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers.
      3. If you have questions or need assistance in voting your shares, please contact:
Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27102
(866) 210-9976 (toll-free)

YOUR VOTE IS IMPORTANT!

Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Shareholders of Reynolds American Inc.
Participants in the Reynolds American Capital Investment Plan
Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico

     Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by ADP on or before May 5, 2005 (May 3, 2005 for CIP or SIP participants). ADP is responsible for tabulating the returns.

If you have any questions or need assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27102

(866) 210-9976 (toll-free)

—      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET      —

REYNOLDS AMERICAN INC.
PROXY
 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 6, 2005.

The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Ivey, Charles A. Blixt and McDara P. Folan, III, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2005, at 9:00 a.m. (local time) in the RJR Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned also provides instructions to Citibank, N.A., as Trustee under the Reynolds American Capital Investment Plan (the “CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting.

Change of address:
REYNOLDS AMERICAN INC.
P.O. BOX 11009
NEW YORK, NY 10203-0009

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

(Continued and to be signed and dated on reverse side.)

C/O ADP/ICS 51 MERCEDES WAY EDGEWOOD, NY 11717	You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it.

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2005 (May 3, 2005 for CIP or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2005 (May 3, 2005 for CIP or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card.

If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

REYNA1               KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REYNOLDS AMERICAN INC.

Election Of Directors

1.	Election of Class I Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:
	(01) Betsy S. Atkins, (02) E.V. (Rick) Goings, (03) Nana Mensah, (04) Robert S. (Steve) Miller, Jr.	☐	☐	☐

		For	Against	Abstain
Vote On Proposals

2.	Approval of the Reynolds American Inc. Long-Term Incentive Plan	☐	☐	☐

3.	Ratification of KPMG LLP as Independent Auditors	☐	☐	☐

4.	Shareholder proposal on FDA regulation and phase-out of conventional cigarettes	☐	☐	☐

5.	Shareholder proposal on cigarette advertising on the Internet	☐	☐	☐

6.	Shareholder proposal on New York “fire-safe” standards	☐	☐	☐

Shares for which an executed proxy is received, but no instruction is given will be voted by the proxies FOR Items 1, 2 and 3 and AGAINST Items 4, 5 and 6, and by Citibank, as Trustee under the CIP, and Vanguard, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Citibank and Vanguard, respectively.

NOTE: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

Mark this box if change of address is noted on reverse side	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date